UNITED STATES
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CIMPRESS N.V.
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CIMPRESS N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Cimpress N.V. will hold an Extraordinary General Meeting of Shareholders:

on Friday, May 27, 2016
at 7:00 p.m. Central European Time
at the offices of Stibbe
Strawinskylaan 2001
1077 ZZ Amsterdam
The Netherlands

MATTERS TO BE ACTED UPON AT THE EXTRAORDINARY GENERAL MEETING:

(1) Approve our 2016 Performance Equity Plan;

(2) Amend the Remuneration Policy applicable to our Management Board to allow our Supervisory Board to grant performance awards under the 2016 Performance Equity Plan to the members of our Management Board;

(3) Authorize our Management Board, acting with the approval of our Supervisory Board, until May 27, 2021, to issue ordinary shares or grant rights to subscribe for ordinary shares pursuant to our 2016 Performance Equity Plan; and

(4) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board have no knowledge of any other business to be transacted at the extraordinary general meeting.

Shareholders of record at the close of business on April 29, 2016 are entitled to vote at the extraordinary general meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, sign, date, and promptly return the enclosed proxy card in the envelope that we or your bank or brokerage firm have provided. Your prompt response will ensure that your shares are represented at the extraordinary general meeting. You can change your vote and revoke your proxy by following the procedures described in this proxy statement.

All shareholders are cordially invited to attend the extraordinary general meeting.

By order of the Management Board,

/s/ Robert S. Keane

Chairman of the Management Board, President and
  Chief Executive Officer
May 4, 2016

April 18, 2016
Dear Fellow Shareholder,
As the chairman of Cimpress’ compensation committee and a principal of Cimpress’ largest shareholder, this letter seeks your support in approving a new performance-based share plan for Cimpress.
Our current compensation program was established well before our clarification in 2014 that Cimpress’ uppermost financial objective is to maximize intrinsic value per share (“IVPS”). In light of this clarification, Robert Keane noted in his letter to shareholders of July 29, 2015 that the compensation committee would develop, for fiscal 2017 and thereafter, a new long-term incentive (“LTI”) compensation program.
During the subsequent design process we asked our largest shareholders what was important to them. Common themes identified were that the program should tightly align the interests of shareholders and Cimpress team members, and that it be long-term, performance-based, transparent and objective. The compensation committee believes the proposed program embodies these principles.
The new program will reward (and penalize possibly to the point of zero long-term compensation) our executives as a function of Cimpress’ increases in per-share value over a period of six to ten years following the date of any LTI grant. We refer to the core mechanism in this program as performance share units (or “PSUs”).
The PSU performance criterion is the compound annual growth rate (“CAGR”) of the 3-year moving average (“3YMA”) of Cimpress’ share price relative to the 3YMA when the PSU is granted. This “3YMA CAGR” is not a perfect proxy for the change in IVPS but we believe it is the least flawed relative to the many alternatives that we considered. It relates directly to long-term per-share value creation. It does not base compensation payouts upon potentially subjective internal estimates of its value, nor upon a point-in-time share price that is subject to short-term volatility, nor does it require complex accounting and tracking systems. Team members and shareholders can easily track progress against the performance criterion.
The earliest opportunity for any payout will be six years after a given PSU grant date, and such payout would occur only if a minimum of 11% 3YMA CAGR since grant date has been achieved. Higher 3YMA CAGRs will drive issuance of a higher number of shares, up to a limit. If the 11% CAGR has not been attained at year six, then there would be successive annual measurement dates through year ten to check whether it was subsequently attained. If not then, on the tenth anniversary, the minimum CAGR hurdle drops to 7% albeit with a strongly sloped negative scale that penalizes payout levels if the 10-year 3YMA CAGR was below 9%. If Cimpress has not delivered a 7% 3YMA CAGR in the ten years following the grant date then those PSUs will terminate without any share payout or dilution whatsoever.
Below is a simplified visual representation of how the PSU grants work. Please see the more detailed explanation of the program design in proposal 1 of this proxy statement.

Each year, team members will be eligible for an LTI award based on his or her individual performance and level of responsibility. LTI awards will comprise a mix consisting of long-term cash retention grants and performance share units; the more senior the team member, the higher the minimum percentage of his or her LTI that must be taken as PSUs.
Our CEO Robert Keane will be required to take 100% of his LTI as PSUs. All of our other executive officers will be required to take a minimum of 60%. Because we know that a few senior executives cannot build a great company alone, we also want our compensation program to reinforce a long-term ownership culture deep into our organization. To this end, the new LTI program will be common for all of our LTI-eligible team members: about 1,700 worldwide.
The LTI program will pay Cimpress team members handsomely if shareholders do well, and extremely so assuming truly excellent long-term performance levels. Even after these payouts, shareholders would still retain the vast majority of value created as payment for their capital investment. On the other hand, executive compensation value will rapidly decline should long-term shareholder returns be poor, as a consequence of the company’s failure to efficiently use the capital that our shareholders entrust to us.
Finally, in order to remove short-term incentives that may conflict with long-term value creation, we will move target bonuses into base salaries and eliminate annual cash bonuses. Based on Mr. Keane’s annualized FY16 compensation, we expect PSUs to represent approximately 75% of his total target compensation, the rest being cash. Each of our other executive officers will also have very substantial, albeit somewhat lower, portions of their total target compensation tied to PSUs.
At this point, you may be asking, “What’s the catch?” Here it is: we must ask shareholders to approve a plan with the number of shares required in the event of the maximum issuance of shares on future settlement of PSUs. So we are asking you to authorize a total of up to 11.5 million shares for potential issuance under the new plan. That’s 37% of our total shares outstanding. Over the next seven years, this would average 5.2% annual dilution. On its surface, this may seem excessive. I will tell you why we believe it is not.
First, this requested authorization is restricted solely to PSUs, with all the shareholder-friendly performance hurdles that are inherent in their design.
Second, the maximum dilution assumes that every eligible team member opts to take 100% of their LTI in PSUs, and that each such team member fully vests by working a minimum of four years after PSU grant, and that the Cimpress share 3YMA grows at a 20% CAGR or more for the next 13 to 17 years. Frankly, there is nothing we would love to see more than such a “catch” becoming reality. If you are uncertain that you share this opinion, please do the math of a 20%-plus compounded per-share annual return for 13 years, post-dilution for the PSUs.
There are three main drivers that could reduce the actual dilution we eventually see. First, many LTI-eligible team members (other than our CEO) may choose not to receive 100% of their LTI in the form of PSUs. Second, for 3YMA CAGRs lower than 20%, fewer shares would be issued. Third, as has been our past practice, we will likely settle shares net of team member withholding tax obligations, which would result in a further reduction in actual dilution. Excluding the possibility of net settlement of shares for taxes, here is what we think dilution would look like at various opt-in and performance levels:
Seven Year Dilution vs. March 31, 2016 shares outstanding of 31.5 million shares

	Team Member Participation Rate
3YMA CAGR (Post Dilution)	100%	50%	Minimum Thresholds
20% or above	37%	18%	13%
11%	18%	9%	6%
7%	11%	5%	4%
Below 7%	0.0%	0.0%	0.0%

Average Annual Dilution: FY 2017 to FY 2023 Grants
(as % of March 31, 2016 shares outstanding)

	Team Member Participation Rate
3YMA CAGR (Post Dilution)	100%	50%	Minimum Thresholds
20% or above	5.2%	2.6%	1.8%
11%	2.6%	1.4%	0.9%
7%	1.5%	0.8%	0.6%
Below 7%	0.0%	0.0%	0.0%

Please note as well that we cannot yet accurately forecast the U.S. GAAP accounting expense of the new compensation program, as it will be heavily dependent upon team member elections as well as the daily (not the 3YMA) share price at the time of grant. Based on approximate estimates, we do think that the new share-based compensation program will add material expense to the GAAP accounting value relative to our past program. We are comfortable with an increase in expected GAAP share-based compensation expense as any “economic” cost will only happen based upon the actual returns earned by long-term shareholders post dilution.
We also realize that the number of shares that we are asking for to fund a potential maximum payout is above the maximum thresholds that some proxy advisory firms have established. However, the maximum dilution would occur over a minimum of 13 years, and only if all LTI-eligible team members choose to receive 100% of their LTI in PSUs, and only if the company delivers a 20% 3YMA CAGR over a very long period of time (through 2029 at the earliest, unless there is an earlier change in control and even then only under limited circumstances). I can state without hesitation that if I am lucky enough to invest in businesses that achieve such sustained performance, I would be thrilled to share the proposed portion of that value creation with the team members who drove it. On the other hand, if outstanding post-dilution shareholder returns are not achieved over the requisite time period, dilution will be significantly less than that, possibly as low as zero.
This unique program incentivizes truly outstanding performance (defined by the actual long-term per share value created) in a way more traditional programs simply do not achieve. The compensation committee, the entire Supervisory Board and I urge you to vote in favor of this share plan.

Sincerely,
Scott Vassalluzzo
Chairman of the compensation committee of the Cimpress supervisory board

PS:
We attempted to identify the main questions shareholders would have and have answered them in the following pages (please be sure to read the detailed program design in proposal 1 of the proxy statement). Should you have additional questions please submit them to Meredith Burns in Investor Relations at mburns@cimpress.com by Monday, April 25, 2016 and we will provide written answers on our investor relations website on or before the date we mail our definitive proxy statement. We look forward to your questions.

Shareholder Q&A regarding Cimpress’ LTI program

1)	Why should shareholders approve an additional 37% of Cimpress’ current shares outstanding to be authorized for issuance for this proposed compensation plan?

a.	In order for such dilution to ever take place, Cimpress’ long-term shareholder returns would be similar to those of the top-performing companies on Nasdaq.

b.
Given that shares will only be issued if the target is hit, the dilution is self-regulating in that the share dilution from the PSUs should be reflected in the future share price used to calculate the 3YMA CAGR.

c.
No ordinary shares actually issue until performance targets are met. For PSUs granted in the 7th year of the anticipated 7 years of grants funded by the authorization, this would be at least another 6 years later (i.e. 13 years from now, unless there is a change in control in the interim). Please refer to Proposal 1 for more information.

d.
The 11.5 million shares is the maximum number of shares that we believe could ultimately be issued over a 13-year period assuming a 20% 3YMA CAGR post dilution. The actual number of shares we expect to be issued will be a factor of our 3YMA performance and the LTI amount team members elect to receive in PSUs. Zero shares will be issued if the 3YMA CAGR over 10 years in not at least 7%.

e.
The high upside opportunity of this compensation plan will reinforce an “ownership” mentality and culture in which Cimpress team members act as long-term owners, with material financial incentives which align directly with those of third-party long-term owners (like you).

2)	In light of this new program and your stated uppermost financial objective of maximizing IVPS, how will the company think about dilution, i.e. the “per share” component of that metric?

a.
The impact of dilution is important to us. One of the things we like about the equity part of this new incentive plan is that dilution only occurs if the 3YMA share price increases meaningfully, after dilution from PSUs. This is because the dilution from PSUs (which increases the denominator of the per-share metric) increases the growth of the aggregate equity value (i.e. the numerator) that is required in order for the PSUs to be settled in dilutive shares.

3)	Cimpress has been opportunistic about share repurchases in the past, which has kept overall dilution from share-based compensation to shareholders low/non-existent. Will that continue?

a.
We view share repurchases as a capital allocation choice, not a mechanism to offset dilution from equity awards. We compare repurchases to organic investments, M&A, and debt repayment and try to fund the combination of investments that we believe will help us best maximize IVPS, considering constraints like our debt covenants and management bandwidth. Because the share price fluctuates, the return profile of share repurchases also fluctuates. At times, we see share repurchases as one of the best uses of capital relative to other investments, and at other times, we may issue shares if we believe that doing so will allow us to invest greater amounts of capital at anticipated returns that comfortably exceed the cost of dilution and the cost of the new equity.

4)	Why is the performance metric the 3YMA share price?

a.	We believe the 3YMA CAGR over a 6-10 year period provides the least-flawed proxy for the change in our IVPS over the same time frame.

b.	We recognize this metric is not perfect (we believe a perfect metric does not exist), but we believe it is the best relative to the alternatives for the following reasons:

i.	Eliminates most of the volatility that otherwise often causes a substantial mismatch between our daily share price and the more enduring changes to intrinsic value.

ii.	Is a simple measure that both our shareholders and team members can track over time.

iii.	Encourages behavior and alignment among our team members that will help to maximize value over a relatively long time horizon.

5)
Right now, the 3YMA is significantly lower than your current stock price. You’ve also made share repurchases at roughly the same amount as your current 3YMA (and you’ve said that you hope to repurchase shares at levels that are lower than your IVPS). Doesn’t the 3YMA methodology result in too low of a valuation on which to base LTI?

a.
The value on which we will measure performance after 6 to 10 years is also a 3YMA CAGR. The payout relates to a percentage change between two numbers, both of which are trailing thus both of which are subject to any potential downward bias.

b.
Whether comparing 3YMA to IVPS, daily share price, or other metrics, we believe that there will almost always be a difference between the 3YMA and the alternative metric being compared such that sometimes the 3YMA will be above, sometimes below. We plan to make annual grants of PSUs to our team members. Given it takes a minimum of 6 years prior to any Performance Dependent Issuance, over time our executives will have five annual grants that remain subject to future performance targets. When viewed as a portfolio of grant values, we believe the differences will balance out extremes in many, if not most, cases.

6)
With the performance metric being tied to the share price, how can long-term shareholders feel comfortable that team members will be solely focused on making investments that return above the company’s cost of capital and that management and the supervisory board will intelligently direct the significant capital at its disposal?

a.	We clearly understand that share price, even over the long term and even after being reduced for volatility via the 3YMA, is not the same thing as IVPS.

b.	The 6-10 year time horizon is designed to help ensure decisions are made to enhance the long-term per share value of the company, rather than the short-term share price.

c.	We’ve established an IVPS committee consisting of our CEO, CFO, Chief Strategy Officer and members of the supervisory board. The committee’s mandate is to ensure that the company:

i.
Develops a culture in which team members throughout the organization understand and embrace a focus on returns-on-capital as the primary financial lens through which we should evaluate potential decisions, and understand the paramount role of capital allocation and returns as the primary driver of IVPS.

ii.	Develops systems to measure and track investments, to ensure accountability and to learn and improve based on both mistakes and successes in pursuit of highly effective capital allocation.

7)	Why is the long-term performance period longer than a more typical period of 3 or 4 years? I’m concerned that Cimpress may not show progress or drive shareholder returns in an intermediate period.

a.
While we believe daily share price volatility will persist as we pursue our long-term strategy, if we are not showing growth in the 3YMA CAGR in an intermediate period such as 3-4 years post grant it would make achieving a payout much harder over the 6-10 year period.

b.
Additionally, we plan to continue describing to shareholders on an annual basis the large investments we are making along with an assessment of whether past or current investment returns are on track versus our hurdle rates. We believe the combination of this annual visibility of in-flight projects along with an LTI plan that drives an ownership mentality among our team members should give long-term shareholders a good toolkit for holding management accountable on smart capital allocation.

c.	We believe a 6-10 year period is critical to reinforce a cultural message that clearly says: “We are resolutely focused on long-term value creation.”

8)
The proxy statement states that if a team member leaves Cimpress between a PSU vesting date but before the performance measurement date, he or she retains the vested PSUs just like a team member that is still employed by Cimpress. Why is this?

a.
Like our current LTI program, the new Equity Plan requires service-based vesting that may occur no faster than 25% per year for employees, and the team member has no rights to potential shares prior to such vesting. Recurring annual grants will mean that at any point in time our team members will have tranches of unvested shares that extend four years into the future. As such, we believe that this vesting schedule provides for strong retention incentives while remaining competitive with other firms against whom we compete for talent.

b.
In the new Equity Plan we compensate relative to the 3YMA share price over a minimum of six years. We think this length of time is appropriate for the purposes of calculating long-term value creation. However we do not believe it should be co-mingled or coterminous with the concept of vesting which, per the previous paragraph, we have established in function of competitiveness in compensation and retention incentives.

9)	What is the approximate value of this program if you look at the accounting cost that will be expensed over the life of the program (cash and shares)?

a.
The U.S. GAAP accounting expense reflected in our income statement will depend upon multiple factors, including how much LTI will be granted in cash retention grants versus PSUs and the difference between the 3YMA and actual share price on the date of grant. We cannot estimate this number for FY2017 today, but we should be able to comment on it at the beginning of FY 2017 after team members have made their elections.

b.
That being said, we believe that the annual accounting expense will be higher than our past programs. This is partly because we plan to grant PSUs deeper into the organization where we would have granted only cash LTI in the past and for this component there should be an offset in cash compensation. Additionally, based on the Monte Carlo valuation methodology that we expect to employ, there are performance scenarios in which the value of the grant is $0, there are also scenarios in which the value is significantly higher. All possible scenarios are used to determine the accounting value of the grant, and that value will be expensed through our income statement over four years (the service-based vesting period) regardless of the value that is actually delivered in year 6, 7, 8, 9 or 10.

c.
The impact to future cash flow will also be a function of the percentage of LTI grants that are cash-based versus PSUs. We expect to report this aggregate percentage each year. This LTI program will be replacing our prior cash LTI, restricted share units and premium-priced share option program.

10)	Why eliminate the annual bonus and add it, at 100% of prior target, to a team member’s base salary?

a.
Winning in our market requires us to be nimble and entrepreneurial. We have increasingly recognized that narrowly defined bonus metrics (such as revenue or NOPAT) established more than a year before actual decision points can inhibit crucial mid-year course corrections.

b.
Even worse, the impact on bonus can encourage team members to delay or forego decisions that enhance intrinsic value. For instance, improving quality and service levels may lower near-term profits (and thus bonus) but could enhance long-term intrinsic value.

c.
Our business is increasingly large and complex, operating across over 20 countries and many currencies, with M&A and other events that are difficult if not impossible to predict with precision. This complexity makes it both costly and inaccurate to set precise annual profit or revenue targets.

d.
Our team members, especially our most senior executives, will retain very large amounts of their total compensation as performance-based with greater alignment toward our uppermost financial objective of IVPS.

e.	Although a short-term performance metric is being eliminated, the long-term PSUs are less likely to pay out if important shorter-term milestones are not achieved along the way.

f.
Incentives for near-term execution performance will remain. For instance, the individual performance of team members will directly influence their personal salary levels, advancement opportunities and amount of annual LTI grants.

11)	How would the value created be divided between shareholders and Cimpress team members?

a.
We expect the vast majority of value that is created by the company to remain in the hands of long-term shareholders, as we believe is appropriate given that it is their capital that enables the company to exist.

b.
In percentage terms the team member portion is small relative to shareholders but, in monetary value terms, it is potentially very significant to each of them as individuals. Sharing the upside returns with the team members to such a degree is important in order to attract and retain the best talent.

CIMPRESS N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

to be held on May 27, 2016

This proxy statement contains information about the Extraordinary General Meeting of Shareholders of Cimpress N.V., which we refer to in this proxy statement as the meeting. We will hold the meeting on Friday, May 27, 2016 at the offices of Stibbe, Strawinskylaan 2001, 1077 ZZ Amsterdam, the Netherlands. The meeting will begin at 7:00 p.m. Central European Time.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Management Board of Cimpress N.V. (which is also referred to as we, us, or Cimpress in this proxy statement) for use at the meeting and at any adjournment of the meeting.

We are first mailing the Notice of Extraordinary General Meeting and this proxy statement on or about May 4, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders:

This proxy statement is available for viewing, printing and downloading at http://proxy.ir.CIMPRESS.com.

We will furnish without charge a copy of this proxy statement, as filed with the United States Securities and Exchange Commission, or SEC, to any shareholder who requests it in writing to Cimpress N.V., c/o Cimpress USA Incorporated, Attention: Investor Relations, 275 Wyman Street, Waltham, MA 02451, USA. This proxy statement is also available on the SEC’s web site at www.sec.gov.

INFORMATION ABOUT THE EXTRAORDINARY GENERAL MEETING AND VOTING

What is the purpose of the meeting?

At the meeting, our shareholders will consider and act upon the three proposals listed in the Notice of Extraordinary General Meeting of Shareholders that appears on the first page of this proxy statement. Our Management Board and Supervisory Board are not aware of any other business to be transacted at the meeting.

Who can vote?

To be able to vote on the matters listed in the Notice of Extraordinary General Meeting of Shareholders on the first page of this proxy statement, you must have held ordinary shares of Cimpress at the close of business on April 29, 2016, which is the record date for the meeting. Shareholders of record at the close of business on April 29, 2016 are entitled to vote on each proposal at the meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the meeting is 31,468,685.

How many votes do I have?

Each ordinary share of Cimpress that you owned on the record date entitles you to one vote on each matter that is voted on at the meeting.

Is my vote important?

Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions below, vote your shares, and submit your proxy as soon as possible to ensure that your shares are represented and voted at the meeting.

How do I vote?

If you are a holder of record and your shares are not held in “street name” by a bank or brokerage firm, you may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. For your vote to be counted at the meeting, our transfer agent, Computershare Trust Company, Inc., must receive your proxy no later than 4:00 p.m. Eastern Standard Time on the last business day before the meeting.

If the shares you own are held in street name by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Many banks and brokerage firms offer the option of voting by mail, over the Internet, or by telephone, which will be explained in the voting instruction form you receive from your bank or brokerage firm.

The shares you own will be voted according to the instructions you return to Computershare Trust Company or your bank or brokerage firm. If you are a holder of record and sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, then the shares you own will be voted in accordance with the recommendations of our Management Board and Supervisory Board. The Management Board and Supervisory Board recommend that you vote FOR Proposals 1 - 3.

If you are a record holder and attend the meeting in person, then you may also vote in person. If you hold your shares in street name and wish to attend the meeting and vote in person, then you must follow the instructions below under “How do I attend the meeting and vote in person?” if you wish to attend the meeting or vote in person.

Can I change my vote or revoke my proxy after I have mailed my proxy card?

Yes. If your shares are held in street name by a bank or brokerage firm and you wish to revoke or change your voting instructions, then you must follow the directions you receive from your bank or brokerage firm. If you are a holder of record and your shares are not held in street name, then you can revoke your proxy or change your vote by doing any one of the following things:

•
signing another proxy card with a later date and delivering the new proxy card to our Chief Legal Officer at the offices of our subsidiary Cimpress USA Incorporated, 275 Wyman Street, Waltham, MA 02451 USA no later than 4:00 p.m. Eastern Standard Time on the last business day before the meeting;

•	delivering to our Chief Legal Officer written notice no later than 4:00 p.m. Eastern Standard Time on the last business day before the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

How do I attend the meeting and vote in person?

If you wish to attend our meeting in Amsterdam, the Netherlands in person, please send our Chief Legal Officer written notice at the offices of our subsidiary Cimpress USA Incorporated, 275 Wyman Street, Waltham, MA 02451 USA no later than May 20, 2016. If you need directions to the meeting, please call Investor Relations at +1 781-652-6480.

If you wish to attend the meeting and your shares are held in street name by a bank or brokerage firm, then you must provide the written notice referenced above and also bring with you to the meeting an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a legal proxy from the holder of record, i.e., your bank or brokerage firm.

What vote is required?

Under our articles of association, holders of at least one third of our outstanding ordinary shares must be represented at the meeting to constitute a quorum. A majority of votes cast at the meeting is required to approve each of the three proposals described in this proxy statement.

For all proposals, Dutch law and our articles of association provide that ordinary shares represented at the meeting and abstaining from voting will count as shares present at the meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How will votes be counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter, or the shares are broker non-votes.

Who will count the votes?

Computershare Trust Company, Inc., our transfer agent, will count, tabulate, and certify the votes.

How do the Management Board and Supervisory Board recommend that I vote on the proposals?

The Management Board and Supervisory Board recommend that you vote FOR all of the proposals listed in the Notice of Extraordinary General Meeting of Shareholders on the first page of this proxy statement.

Will any other business be conducted at the meeting or will other matters be voted on?

Our Management Board and Supervisory Board do not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, then, to the extent permitted by applicable law, the persons named in the proxy card that accompanies this proxy statement may exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

Within four business days after the meeting, we will report the voting results on a Current Report on Form 8-K that we will file with the SEC.

How and when may I submit a shareholder proposal, including a shareholder nomination for a Supervisory Board position, for the 2016 annual general meeting of shareholders?

Because we are a Dutch limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and timeframes apply if you wish to submit a candidate to be considered for nomination to our Supervisory Board at our 2016 annual general meeting or if you wish to submit another kind of proposal for consideration by shareholders at our 2016 annual general meeting.

Under our articles of association, if you are interested in submitting a proposal, you must fulfill the requirements set forth in our articles of association, including satisfying both of the following criteria:

•	We must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than 60 days before the 2016 annual general meeting, and

•	The number of ordinary shares you hold must equal at least 3% of our issued share capital.

Under our articles of association, shareholders do not have the right to nominate or appoint their own candidates for positions on our Supervisory Board directly, but if you submit information about a potential candidate for the Supervisory Board to our Nominating and Corporate Governance Committee, then the committee will consider whether he or she is appropriate for nomination to our Supervisory Board.

Under U.S. securities laws, if you wish to have a proposal included in our proxy statement for the 2016 annual general meeting, then in addition to the above requirements, you also need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and the deadline for submitting your proposal to us is earlier than the deadline specified above: For your proposal to be eligible for inclusion in our proxy statement for our 2016 annual general meeting, we must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than June 29, 2016.

Any proposals, nominations or notices under our articles of association or pursuant to Rule 14a-8 should be sent to:

Secretary, Cimpress N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

With a copy to:
Chief Legal Officer
Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451
USA

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have retained Alliance Advisors for a fee of $17,500 plus expenses to assist us in soliciting proxies from our shareholders and to verify certain records relating to the solicitation. We and our Supervisory Board members, officers, and selected other employees may also solicit proxies by mail, telephone, e-mail, or other means of communication. Supervisory Board members, officers, and employees who help us in soliciting proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of our ordinary shares that they hold in their names and will reimburse these entities for their out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may be sent to multiple shareholders in your household. We will promptly deliver a separate copy of this document to you if you contact us at the following address or telephone number: Investor Relations, Cimpress, 275 Wyman Street, Waltham, MA 02451 USA, telephone no. +1 781-652-6480. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder if you hold your shares in street name, or you may contact us at the above address or telephone number if you are a holder of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our ordinary shares as of April 6, 2016 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding ordinary shares;

•	each member of our Supervisory Board;

•	our named executive officers who are listed in the Summary Compensation Table in this proxy statement; and

•	all of our Supervisory Board members and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned(2)	Percent of Ordinary Shares Beneficially Owned(3)
Arlington Value Capital, LLC(4)	2,364,205	7.5%
222 South Main Street, Suite 1750
Salt Lake City, UT 84101 USA

Brave Warrior Advisors, LLC(5)	3,907,843	12.4
12 East 49th Street, 14th Floor
New York, NY 10017 USA

FMR LLC(6)	2,755,650	8.8
245 Summer Street
Boston, MA 02210 USA

Janus Capital Management LLC(7)	1,733,643	5.5
151 Detroit Street
Denver, CO 80206 USA

Prescott General Partners LLC(8)	4,656,492	14.8
2200 Butts Road, Suite 320
Boca Raton, FL 33431 USA

Spruce House Investment Management LLC(9)	2,200,000	7.0
435 Hudson Street, 8th Floor
New York, NY 10014 USA

Executive Officers, Supervisory Board members, and Nominees for Supervisory Board
Robert S. Keane(10)(11)	3,452,595	10.4

Katryn S. Blake(11)	89,490	*

Paolo De Cesare(11)	17,313	*

John J. Gavin, Jr.(11)(12)	67,757	*

Donald R. Nelson(11)	142,285	*

Eric C. Olsen(11)	19,813	*

Sean E. Quinn(11)	409	*

Richard T. Riley(11)	69,921	*

Nadia Shouraboura(11)	2,218	*

Mark T. Thomas(11)(13)	34,630	*

Scott Vassalluzzo(11)(14)	142,958	*

Ernst J. Teunissen(15)	22,780	*

All current executive officers and Supervisory Board members as a group (11 persons) (11)	4,039,389	12.1%
_____________

*	Less than 1%

(1)	Unless otherwise indicated, the address of each executive officer and Supervisory Board member is c/o Cimpress N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands.

(2)
For each person or entity in the table above, the “Number of Shares Beneficially Owned” column may include ordinary shares attributable to the person or entity because of that holder’s voting or investment power or other relationship, as determined under SEC rules. Under these rules, a person or entity is deemed to have “beneficial ownership” of any shares over which that person or entity has or shares voting or investment power, plus any shares that the person or entity may acquire within 60 days of April 6, 2016 (i.e., June 5, 2016), including through the exercise of share options or the vesting of restricted share units. Unless otherwise indicated, each person or entity referenced in the table has sole voting and investment power over the shares listed or shares such power with his or her spouse. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)
The percentage ownership for each shareholder on April 6, 2016 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 31,465,174, the number of ordinary shares outstanding on April 6, 2016, plus any shares issuable to the shareholder within 60 days after April 6, 2016 (i.e., June 5, 2016), including restricted share units that vest and share options that are exercisable on or before June 5, 2016.

(4)	This information is based solely upon a Schedule 13G that the shareholder filed with the SEC on February 16, 2016.

(5)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 16, 2016.

(6)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 12, 2016.

(7)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 16, 2016.

(8)	This information is based solely upon a Schedule 13D/A that the shareholder filed with the SEC on February 17, 2016.

(9)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 16, 2016.

(10)
Includes an aggregate of (i) 1,648,072 shares held by irrevocable discretionary trusts and other entities established for the benefit of Mr. Keane or members of his immediate family, or the Trusts, and (ii) 84,181 shares held by a charitable entity established by Mr. Keane and his spouse. Trustees who are independent of Mr. Keane or his spouse hold exclusive voting and investment power with respect to the ordinary shares owned by the Trusts and the ordinary shares issuable pursuant to share options and restricted share units held by the Trusts; Mr. Keane and his spouse do not hold such power with respect to the Trusts. Mr. Keane and his spouse share voting and investment power with respect to the shares held by the charitable entity. Mr. Keane and his spouse disclaim beneficial ownership of the shares, share options and restricted share units held by the Trusts and the charitable entity except to the extent of their pecuniary interest therein.

(11)
Includes the number of shares listed below that each executive officer and supervisory director has the right to acquire under share options and restricted share units that vest on or before June 5, 2016:

     • Mr. Keane: 1,720,342 shares, held by the Trusts
     • Ms. Blake: 74,485 shares
     • Mr. De Cesare: 10,053 shares
     • Mr. Gavin: 39,780 shares
     • Mr. Nelson: 132,992 shares
     • Mr. Olsen: 10,053 shares
     • Mr. Quinn: 409 shares
     • Mr. Riley: 24,837 shares
     • Dr. Shouraboura: 2,049 shares
     • Mr. Thomas: 10,994 shares
     • Mr. Vassalluzzo: 2,049 shares
     • All current executive officers and supervisory directors in the aggregate: 2,028,043 shares

(12)	Includes 27,977 shares owned by a trust that Mr. Gavin and his wife own.

(13)
Includes 1,800 shares owned by a family limited liability company of which Mr. Thomas is a manager. Mr. Thomas disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)
In his capacity as investment manager for certain managed accounts, Mr. Vassalluzzo may be deemed to have the shared power to vote or to direct the vote of 140,524 shares and to dispose or to direct the disposition of 140,740 shares, which amounts include 138,566 shares held by an employee profit-sharing plan of which Mr. Vassalluzzo is a trustee and in respect of which he disclaims beneficial ownership.

(15)	Mr. Teunissen resigned as Chief Financial Officer in October 2015.

PROPOSAL 1 - Approve our 2016 Performance Equity Plan

On April 17, 2016, our Management Board with the approval of our Supervisory Board adopted our 2016 Performance Equity Plan, or the Equity Plan, subject to shareholder approval. We intend to use the Equity Plan to issue performance share units, which we refer to as PSUs, as part of the proposed new long-term incentive program described below.
We are asking our shareholders to approve our Equity Plan in accordance with the rules of the Nasdaq Stock Market and also pursuant to article 2:135 paragraph 5 of the Dutch Civil Code with respect to equity that may be granted to members of our Management Board. If shareholders do not approve the Equity Plan, then the Compensation Committee of our Supervisory Board will consider whether to implement the new long-term incentive program using our existing 2011 Equity Incentive Plan or reconsider its approach to long-term incentive compensation.
We believe that the future success of Cimpress depends in large part on our ability to attract, retain and motivate employees and directors whose experience and ability are key to our achievement of our long-term vision and goals. We face intense competition for talented employees, and we believe that the proposed long-term incentive program described below, of which the Equity Plan is a part, will enhance our ability to offer compensation to incentivize our employees to achieve long-term results, align the interests of employees with the interests of our long-term shareholders, and help us remain competitive. Therefore, we believe that the adoption of our Equity Plan and authorization of shares for issuance thereunder (consisting in whole or in part of either authorized but unissued shares or treasury shares) is appropriate and in the best interests of our shareholders.
Background and Objectives
Cimpress is on a multi-year journey to strengthen our position as the world leader in mass customization. Our strategy is to build a shared mass customization platform that drives scale-based competitive advantage and to bring those capabilities to market via a portfolio of focused brands. Our uppermost financial objective is to maximize intrinsic value per share, or IVPS. We define IVPS as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share. We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value, plus gains on proceeds from insurance.
To more effectively help us to achieve our strategy and financial objectives, we are planning major changes to the way we compensate our executive officers, as well as much of our broader employee population. They are:

•	Incorporating employees’ annual bonuses into their base salaries.

•	Replacing our current long-term incentive, or LTI, vehicles with a combination of PSUs and cash retention bonuses.

The proposed changes are intended to achieve the following objectives:

1.	Tightly align compensation incentives to the interests of long-term shareholders.

2.	Establish a pragmatic "proxy" to measure the long-term appreciation (or reduction) of IVPS.

3.	Support a corporate culture of long termism and an "ownership mentality."

4.	Recognize that different employees have different risk appetites.

5.	Reinforce our strong "pay-for-performance" compensation culture.

1.	Tightly align compensation incentives to the interests of our long-term shareholders.
Performance-based compensation is a well-established best practice in corporate governance. While we believe that executive compensation, particularly that of our CEO and other executive officers, should be heavily weighted toward performance-based compensation, we also believe it is equally important that the performance measures and length of the measurement period be linked tightly to company objectives. We believe the terms of the PSU awards we plan to grant under the Equity Plan as part of the proposed new LTI program establish a strong relationship between pay and performance over a time period that is longer than typical market practice, which we believe tightly aligns employee and shareholder interests. Specifically:

•	PSUs will be settled by issuing Cimpress ordinary shares only upon the achievement of performance targets relative to 6- to 10-year appreciation of a three-year moving average share price.

•	The performance payout targets are defined as annually compounding rates of return in order to take into account the time-value of our shareholders’ invested capital.

•
Payout mechanisms are designed to increase compensation levels based on the degree to which returns exceed our estimated cost of equity, to delay compensation should returns fall below our estimated cost of equity in years 6-9 after the grant of an award, and to decrease or eliminate compensation based on the degree to which ten year compounded returns fall below our estimated cost of equity.

•
The program has a self-regulating aspect: share dilution from PSUs is only triggered upon satisfaction of long-term performance conditions and thus should be reflected in the future share price which is, itself, the basis of the performance metric required for PSU issuance.

2.	Establish a pragmatic “proxy” to measure the long-term appreciation (or reduction) of IVPS.
As noted above, our uppermost financial objective, to which we subordinate all other financial metrics, is to increase our intrinsic value per share. As such, we want our compensation systems to align with IVPS. We have decided that, over the long term and when mitigated for share price volatility, the change to our share price is the least flawed proxy for changes to IVPS. Specifically, we propose using the 6- to 10-year performance of the 3-year moving average share price, or 3YMA, as a reasonable proxy for IVPS. We believe this approach is more pragmatic and objective than other possible measures, as any calculation of IVPS involves forward-looking estimates of the discounted value of future cash flows, and we do not believe it is appropriate to link performance-based compensatory payments to estimates we make of our own value.

3.	Support a corporate culture of long termism and “ownership mentality.”
We seek to incentivize our executive officers and our broader employee population with a program that makes it clear that, in terms of financial metrics, it is the long term that matters. We believe that these changes will encourage employees to think like owners of the business: focusing on long-term value creation.

4.	Recognize that different employees have different risk appetites.
Given that PSU awards are more risky than cash retention bonuses, we will allow our executive officers other than our Chief Executive Officer to choose (subject to the minimum thresholds shown in the table below) the levels of risk and reward they wish to undertake by choosing the percentage of their LTI compensation that will be allocated to cash retention bonuses and PSU awards. Broader-based employees eligible for long-term incentives will make a similar choice, with minimums decreasing at lower levels in the organization. This approach recognizes that different employees have a broad spectrum of personal circumstances and attitudes regarding the tradeoff between risk and reward. Because life events can change an individual’s risk appetite, employees will be allowed to make these choices annually for the following year’s LTI grant but always subject to the applicable minimum threshold.

	Percentage of LTI Grant Value To Be Granted as PSUs
	Minimum	Maximum
Robert S. Keane	100%	100%
Katryn S. Blake	60%	100%
Donald R. Nelson	60%	100%
Sean E. Quinn	60%	100%

5.	Reinforce our strong "pay-for-performance" compensation culture.
All of our senior executives will continue to have a significant portion of their pay at risk even after we incorporate annual bonuses into base salary (as described below). As a frame of reference, if Mr. Keane’s annualized fiscal year 2016 total compensation had been delivered through base salary and PSUs under the proposed new compensation program by attributing the annualized portion of his premium-priced share options to PSUs (instead of through our current compensation program of base salary, annual bonus, and an annualized portion of his premium-priced share options), then approximately 77% of his total compensation would have been pay at risk in the form of PSUs, and approximately 23% of his total compensation would have been base salary.

Elimination of Annual Incentive Program
Concurrent with the change to our new LTI program, we will incorporate the annual bonus component of our current compensation program into base salary for our executive officers and broader employee population, in order to support the objectives enumerated above.
Our current annual bonus plan is tied to our short-term (annual) profit and revenue performance. However, to maximize long-term value creation, our executive officers and broader management team need to make decisions in an agile and iterative way that are not able to be predicted in advance. Those decisions regularly impact near-term profitability (both up and down), which in turn directly influences annual bonus plan payouts under our existing LTI program design. We do not want to financially reward or penalize employees for investment decisions our executives and broader management team members make that they believe are right for the long-term but which impact near-term financial performance in ways that could not be anticipated when annual performance metrics would need to have been established.
We expect to maintain a culture where near-term execution, in support of long-term value creation, remains important. We are confident that we will be successful in doing so in part because shorter-term incentives will remain in place. For instance, the individual performance of each employee will directly influence his or her salary level, advancement opportunities, non-financial recognition, and amount of annual LTI awards.
Proposed LTI Program

As we have done in the past, we intend to grant eligible employees LTI compensation of a specified amount at hire, promotion, or other significant events and on an annual basis. In the past, we granted LTI compensation primarily using time-based restricted share units, LTI cash awards, and premium-priced share options. Under the proposed new program, we would no longer use these three vehicles as part of our annual LTI program other than in exceptional circumstances (for example, we may occasionally grant special LTI awards, including equity awards under our existing 2011 Equity Incentive Plan, in an acquisition, for a critical new hire, or for a special project), and in any case not for any of our current executive officers. Instead, we would use the following two new LTI vehicles:

1.	Cash Retention Bonuses

Our ability to retain our key talent is an important objective. Therefore, subject to the individual election of each employee to receive PSUs versus a cash retention bonus (with the exception of Mr. Keane who would receive only PSUs and would not be eligible for cash retention bonus awards), we will grant cash retention bonus awards that would pay the employee a fixed amount in equal payments over several years (typically four years) so long as Cimpress continues to employ the recipient.

2.	Performance Share Units (PSUs)

We will grant PSUs, where one unit would represent a right to receive between 0 and 2.5 ordinary shares of Cimpress N.V. upon the satisfaction of both service-based vesting over time and performance conditions relating to the compound annual growth rate, or CAGR, of the three-year moving average of the daily closing share price of Cimpress’ ordinary shares, or 3YMA, over a 6- to 10-year period. We refer to the issuance of Cimpress ordinary shares pursuant to a PSU upon satisfaction of both conditions as the Performance Dependent Issuance. The number of PSUs subject to a PSU award will be determined by dividing the specified value of the LTI award allocated to PSUs by the baseline 3YMA determined as of a specified date at the time of the grant.

First condition to a Performance Dependent Issuance: Service-based Vesting
Similar to our prior LTI vehicles, PSUs would vest no faster than 25% per year over four years for employees so long as the employee remains employed by Cimpress. However, service-based vesting is not sufficient for payout; PSU service-based vesting events are the dates after which the employee gains the future right to a Performance Dependent Issuance of the then-vested percentage of his or her PSUs, subject to achievement of the relevant performance conditions.

If an employee resigns or is terminated other than for cause, he or she would retain all PSUs that have satisfied the service-based vesting condition as of his or her termination date. If Cimpress achieves the performance thresholds described below, the former employee would receive Cimpress ordinary shares upon settlement of the PSUs, even though he or she is no longer an employee.

Second condition to a Performance Dependent Issuance: 3YMA Performance
For each PSU award, we will calculate a baseline 3YMA as of a specified date at the time of grant for two purposes: to establish the number of units to be granted and to establish the baseline for future performance measurement. Beginning on the sixth anniversary of such baseline measurement date, and on each anniversary thereafter through year nine, we will calculate the 3YMA as of such date. On the first such measurement date that the 3YMA equals or exceeds a CAGR of 11%, the 3YMA performance condition would be satisfied, and we would issue to the employee the number of Cimpress ordinary shares determined by multiplying the number of PSUs subject to the award by the applicable performance-based multiplier set forth in the table below.

3YMA CAGR in year 6, 7, 8, and 9	Multiplier to the number of PSUs subject to the award
11 to 11.99%	125.0%
12 to 12.99%	137.5%
13 to 13.99%	150.0%
14 to 14.99%	162.5%
15 to 15.99%	175.0%
16 to 16.99%	187.5%
17 to 17.99%	200.0%
18 to 18.99%	212.5%
19 to 19.99%	225.0%
20% to 25.8925%	250.0%
Above 25.8925%	Variable Cap (defined below)

If the 3YMA has not reached at least 11% on any of the sixth through ninth anniversaries of the baseline measurement date for the PSU award and thus a Performance Dependent Issuance has not yet occurred, then the threshold CAGR level for 3YMA performance at the tenth anniversary of the baseline measurement date is lowered to a 7% CAGR. If the 3YMA performance meets or exceeds a 7% CAGR on the tenth anniversary, the recipient would still receive Cimpress ordinary shares, but at a significantly declining multiple, as follows:

3YMA CAGR in year 10	Multiplier to the number of PSUs subject to the award
11% & higher	Same as the table above
10 to 10.99%	112.5%
9 to 9.99%	100.0%
8 to 8.99%	87.5%
7 to 7.99%	75.0%
Less than 7%	0%

If none of the CAGR performance goals are achieved by the tenth anniversary of the baseline measurement date for the PSU award (i.e., 3YMA CAGR on the tenth anniversary is less than 7%), then the PSU award would be terminated and no Cimpress ordinary shares would be issued with respect to the award.

The Equity Plan limits the 3YMA value of the share issuance (defined as the number of Cimpress ordinary shares to be issued multiplied by the 3YMA at the measurement date on which the Performance Dependent Issuance is triggered) to a maximum of ten times the 3YMA grant value of the PSU award (defined as the number of PSUs granted multiplied by the baseline 3YMA used for the initial grant). Therefore, in cases of a 3YMA CAGR above 25.8925%, a "Variable Cap," which is less than 250.0%, will be applied in order to achieve the fixed ten times maximum 3YMA value of the share issuance. The actual closing price of the

Cimpress shares issued upon the Performance Dependent Issuance may be higher or lower than the 3YMA used to calculate the number of shares issued at such time.

A change in control of Cimpress, as defined by the Equity Plan, will trigger a Performance Dependent Issuance for (x) all PSUs that have satisfied the service-based vesting condition, plus (y) 50% of the PSUs that have not yet satisfied the service-based vesting condition as of the date of the change in control, even if the change in control occurs less than six years after the grant of a PSU award. The tables described above for the 3YMA performance condition will apply to the Performance Dependent Issuance triggered by a change in control except that the actual price paid per share to holders of Cimpress ordinary shares in connection with the change in control (not the 3YMA at the date of the change in control) and the amount of time that has passed since the baseline measurement date would be used to calculate the CAGR to determine the performance-based multiplier to determine the number of Cimpress shares to be issued in settlement of the PSUs.

The tables above illustrate that the number of shares ultimately issued to an employee will vary based on Cimpress’ 3YMA CAGR. At the same time, the value per share also changes based on the 3YMA CAGR. Multiplying these two factors creates a steeply sloped “payout curve” for PSUs that would rise and fall as the result of the long-term performance of the 3YMA CAGR, which takes into account the dilution caused by the PSUs themselves. This tightly aligns our compensation incentives to the interests of our long-term shareholders. Even in high-payout scenarios where our employees receive very large individual compensation from the PSU program, the vast majority of the cumulative value associated with the applicable share increase would be captured by long-term shareholders.

The 11,500,000 shares that we are asking shareholders to approve is the maximum number of shares we believe we would need for seven years of annual grants (fiscal 2017 to fiscal 2023) assuming that PSUs pay out at the maximum level (i.e., if Cimpress maintained a 20% 3YMA CAGR) for the next 13 years and all employees opted to receive their LTI awards through PSUs to the maximum extent allowed. It is important to note the length of time over which we anticipate dilution to occur. Using the first seven years of PSU award grants with the performance period of 6 to 10 years (unless there is an earlier change in control) as an example:

•	Cimpress will issue no shares under the plan until six years after the initial grant of PSUs, at the earliest.

•
Dilution from the issuance of the maximum number of shares under the plan would not occur until 13 to 17 years after the first grant of PSU awards in fiscal 2017, and it is possible that the maximum number of shares may never be issued.

Additionally, we anticipate continuing with our current practice of net share settlement to satisfy employees' minimum tax withholdings, and therefore, we expect the number of shares that are actually issued will be less than the shares authorized for issuance due to the anticipated number of shares to be withheld.

Description of our Equity Plan

The following summary of the Equity Plan is qualified in its entirety by reference to the full copy of the Equity Plan attached as Appendix A to the electronic copy of this proxy statement filed with the SEC. You may access the Equity Plan by viewing our proxy statement on the SEC’s web site at www.sec.gov, or you may obtain a copy by sending a written request to Cimpress N.V., c/o Cimpress USA Incorporated, Attention: Investor Relations, 275 Wyman Street, Waltham, MA 02451, USA or Cimpress N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands.

For purposes of this summary, when we refer to our Board, we mean our Supervisory Board or our Management Board, as permitted by applicable law in any particular instance.

Types of Awards; Authorized Number of Ordinary Shares and Share Counting

The Equity Plan provides for the grant of performance-based share units, or PSUs, entitling the recipient to receive the number Cimpress ordinary shares set forth in the applicable award agreement at such time the PSU award vests based upon continued service to Cimpress and the achievement of objective, predetermined levels of Cimpress' 3YMA share price. PSU award holders are not entitled to voting rights with respect to their PSUs or to receive dividends or other distributions to shareholders with respect to their PSUs. Each PSU award will be evidenced in such form (written, electronic or otherwise) as the Board determines and each PSU award may contain terms and conditions in addition to those set forth in the Equity Plan.

Subject to adjustment in the event of stock splits, stock dividends and other similar events, we may make awards under the Equity Plan for up to 11,500,000 of our ordinary shares. If a PSU award terminates, expires, or is canceled, or otherwise results in ordinary shares not being issued, the unused shares covered by the PSU award are returned to the Equity Plan and become available for the grant of future awards under the Equity Plan. However, we will not add back to the number of ordinary shares available for the grant of awards under the Equity Plan any ordinary shares that a participant in the plan delivers to Cimpress to satisfy tax withholding obligations, including shares retained from the award creating the tax obligation. Ordinary shares issued under the Equity Plan may consist in whole or in part of authorized but unissued shares or treasury shares. If the Board determines that a PSU is to be settled by the issuance of authorized but unissued shares, then the Board may decide that the shares so issued will be charged at the expense of Cimpress' freely distributable reserves.

Subject to adjustment in the event of stock splits, stock dividends and other similar events, the maximum number of ordinary shares with respect which to we may grant awards to any participant (including the members of the Management Board and the members of the Supervisory Board) under the Equity Plan is 3,000,000 shares per fiscal year.

Section 162(m) of the U.S. Internal Revenue Code.

We may grant PSU awards under the Equity Plan that are subject to the achievement of specified performance goals designed to qualify for deduction under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. Only our Supervisory Board may make grants of performance awards to “covered employees” as defined under Section 162(m), or if our Supervisory Board contains any directors who are not outside directors as defined by Section 162(m), then a committee of our Supervisory Board solely composed of at least two outside directors may make grants of performance awards of covered employees. The performance criteria for each performance award will be based on share price in accordance with the terms described in more detail above.

With respect to any award that is intended to qualify as performance-based compensation under Section 162(m), the Supervisory Board or a committee thereof may adjust downwards, but not upwards, the number of shares payable pursuant to the award, and the Supervisory Board or committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the participant or a change in control of Cimpress, as defined in the Equity Plan.

Eligibility to Receive Awards

Employees, officers, directors (including members of the Management Board and Supervisory Board), consultants, and advisors of Cimpress and its subsidiaries and of other business ventures in which Cimpress has a controlling interest are eligible to be granted awards under the Equity Plan. However, an individual’s eligibility to receive an award under the Equity Plan does not mean that he or she will receive an award in any given fiscal year, or at all.

As of April 6, 2016, approximately 1,700 people were eligible to receive awards under the Equity Plan, including our four executive officers and the seven non-employee directors who serve on our Supervisory Board. The granting of awards under the Equity Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Transferability of Awards

Except as the Board may otherwise determine in its sole discretion but in compliance with all then-applicable laws and regulations, including without limitation Section 409A of the Internal Revenue Code, a person who is granted an award under the Equity Plan may not sell, assign, transfer, pledge or otherwise encumber such award, either voluntarily or by operation of law, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.

Administration of the Equity Plan

The Board administers the Equity Plan and has the authority to grant awards and adopt, amend and repeal such administrative rules, guidelines and practices relating to the plan as it deems advisable and takes all actions and makes all decisions with respect to the Equity Plan and any awards in its discretion. The Board may delegate any or all of its powers under the Equity Plan to one or more committees or subcommittees of the Board, and the Board may also delegate to one or more of our officers the power to grant awards to persons eligible to receive awards under the Equity Plan and to exercise such other powers under the Equity Plan as the Board may determine, in each case subject to applicable law and the limitations in the Equity Plan.

Subject to the terms of the Equity Plan, our Board, or any committee, employee, or officer to whom our Board delegates authority, as the case may be, selects the recipients of awards, the dates upon which such awards become issuable or otherwise vest, and the terms and conditions of such awards in accordance with the terms described in more detail above, including the conditions for vesting, payout, and forfeiture. The terms of each award need not be identical, and our Board need not treat participants uniformly.

Adjustments for Changes in our Ordinary Shares and Certain Other Events

We are required to make appropriate and proportionate adjustments, in the manner determined by our Board, to the following to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in our capitalization: (i) the number and class of securities available under the Equity Plan, (ii) the ordinary share counting rules and sublimit set forth in the Equity Plan, (iii) the number and class of securities subject to each outstanding award, and (iv) the performance measures to which outstanding awards are subject. Except as specifically provided otherwise in an award agreement, for any merger, consolidation, share exchange, reincorporation, or other similar transaction that is not a change in control (as defined in the Equity Plan), the acquiring or succeeding corporation will assume all awards or substitute substantially equivalent awards.

Change in Control

A change in control, as defined in the Equity Plan, will trigger a Performance Dependent Issuance. Upon such a change in control, the sum of (i) 100% of the percentage of the PSUs that have satisfied the applicable service-based vesting conditions and (ii) 50% of the percentage of the then outstanding PSUs that have not satisfied the applicable service-based vesting conditions will be settled for the number of Cimpress ordinary shares determined per the tables in the Equity Plan setting forth the performance-based multipliers to the number of PSUs in each award as described above. The date of the change in control will become the measurement date for each award, even if the change in control occurs less than six years after the date of the award, and the actual price paid per share to holders of Cimpress' ordinary shares in connection with the change in control, as reasonably determined by the Board, (not the 3YMA at the date of the change in control) will be used to calculate the CAGR as of the date of the change in control relative to the baseline 3YMA for each PSU award. The percentage of the PSUs that has not satisfied the applicable service-based vesting conditions as of the change in control, after taking into account the second sentence of this paragraph, will be canceled in connection with the change in control in exchange for no consideration, and the participant will have no further rights with respect thereto.

Amendment and Termination

We may not grant any awards under the Equity Plan after the expiration of 10 years from the date of shareholder approval of the plan, but previously granted awards may extend beyond that date. The Board may amend, suspend, or terminate the Equity Plan or any portion thereof at any time, subject to shareholder approval of certain amendments. Specifically, we must obtain the approval of our shareholders for any amendment to the Equity Plan to the extent required by Section 162(m) of the Internal Revenue Code for amendments that will affect awards that are intended to comply with Section 162(m) or if required under the rules of the Nasdaq Stock Market.

If our shareholders do not approve the Equity Plan, then the plan will not go into effect, and we will not grant any awards under the plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2015 about the securities issued or authorized for future issuance under our equity compensation plans.

Equity Compensation Plan Information as of June 30, 2015

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)
Equity compensation plans approved by shareholders(1)	2,913,392	$45.09	2,387,435(2)
Equity compensation plans not approved by shareholders	—	—	—
Total	2,913,392	$45.09	2,387,435(2)
_____________

(1)
Consists of our Amended and Restated 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Share Option Plan, and 2011 Equity Incentive Plan. This column does not include an aggregate of 767,280 shares underlying restricted share units that were unvested as of June 30, 2015.

(2)
Includes 2,329,411 shares available for future awards under our 2011 Equity Incentive Plan and 58,024 shares available for future awards under our 2005 Non-Employee Directors’ Share Option Plan, as amended. No shares are available for future award under our Amended and Restated 2005 Equity Incentive Plan.

Market Price of Cimpress' Ordinary Shares

On April 6, 2016, the closing price of Cimpress' ordinary shares on the Nasdaq Stock Market was $90.89 per share, and the 3YMA was $63.70. The following are the 3YMAs of Cimpress' ordinary shares for the past seven years as of June 30 of each year:

3YMAJune 2009	$32.20
3YMA June 2010	$38.23
3YMA June 2011	$41.06
3YMA June 2012	$43.40
3YMA June 2013	$38.70
3YMA June 2014	$40.72
3YMA June 2015	$52.24

We believe that over the course of the coming seven years (i.e., the intended duration of the Equity Plan) sometimes the 3YMA will be above the daily price, other times below, but rarely exactly the same value. This has been the case historically, as illustrated by the graph below of the Cimpress share price and 3YMA from our September 2005 initial public offering through March 31, 2016. Over the multiple years that the Equity Plan will be in effect, we believe that this will “balance out” to a significant degree. For example, we recognize that the baseline 3YMA that we will use for the initial PSU awards we grant in fiscal year 2017 may be materially below the daily price of our shares as of the award date, but nonetheless recommend this plan because of the benefits described elsewhere in this proxy statement and because the value on which we will measure performance after 6 to 10 years is also a 3YMA CAGR. All potential Performance Dependent Issuances relate to a percentage change between two numbers, both of which are trailing thus both of which are subject to any downward trailing bias that would exist even in a long-term trend toward higher share prices.

For illustrative purposes, Column B of the following table shows three potential values for 3YMA as of August 15, 2016 depending upon three hypothetical average CMPR prices (column A) between April 18, 2016 and August 15, 2016. Columns C to E provide example future 3YMA values as a function of the CAGRs and duration specified for each of column C to E.

A	B	C	D	E
Example average	Resulting	CAGR to August 15th of year specified
price from	3YMA	11%	20%	8%
April 18	as of	2022	2022	2025
to August 15, 2016	August 15, 2016	(6 years)	(6 years)	(10 years)
		Resulting Future 3YMA:
$80.00	$67.78	$126.78	$202.39	$146.33
$90.00	$68.89	$128.85	$205.70	$148.73
$100.00	$70.00	$130.93	$209.02	$151.12

United States Federal Income Tax Consequences

As required by SEC rules, we are providing a summary of the United States federal income tax consequences that will generally arise with respect to awards granted under the Equity Plan. The following summary is based on the federal tax laws in effect as of the date of this proxy statement and assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

A participant will not have income upon the grant of a PSU award and is not permitted to make an 83(b) election with respect to a PSU award. When a Performance Dependent Issuance occurs and ordinary shares are issued pursuant to a PSU award, the participant will have income on the date on which the service-based and performance-based conditions are satisfied in an amount equal to the fair market value of the ordinary shares on such date less the purchase price, if any. Upon the sale of the shares, the participant will have capital gain or loss equal to the sales proceeds less the value of the ordinary shares on the date on which both the service-based and performance-based conditions have been satisfied. Any capital gain or loss will be long term if the participant held the shares for more than one year from the date on which both the service-based and performance-based conditions have been satisfied and otherwise will be short term.

There will be no tax consequences to Cimpress except that Cimpress will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

The Management Board and Supervisory Board recommend that you vote FOR the approval of our 2016 Performance Equity Plan.

PROPOSAL 2 - Amend the Remuneration Policy for our Management Board

We have a two-tiered board structure consisting of a Supervisory Board and a separate Management Board. The Supervisory Board consists of our independent, non-employee directors, and the Management Board consists of members of our senior management team. The Supervisory Board is responsible for overseeing the Management Board and its management of Cimpress and for setting the compensation of the Management Board members in accordance with the Remuneration Policy approved by our shareholders.

The proposed changes to our long-term incentive program described in Proposal 1 above necessitate some changes to the Remuneration Policy for our Management Board that our shareholders previously adopted in August 2009, and we are asking our shareholders to approve the Amended and Restated Remuneration Policy, or amended policy, attached as Appendix B to the electronic copy of this proxy statement filed with the SEC. We have revised the Long Term Incentives section of the amended policy to remove references to the annual and long-term cash incentive awards that we previously granted to our Management Board members under the cash incentive program that we intend to replace with the long-term incentive program described in Proposal 1 above. In the amended policy, we are seeking to replace those references with a high-level description of the various compensation vehicles that the Compensation Committee of our Supervisory Board may establish, including the proposed new long-term incentive program.

The amended plan also includes some immaterial and mechanical changes to the Remuneration Policy adopted in August 2009 to simplify the policy and to more accurately describe the respective roles of the Compensation Committee and full Supervisory Board.

The above summary of the Amended and Restated Remuneration Policy is qualified in its entirety by reference to the full copy of the policy attached as Appendix B to the electronic copy of this proxy statement filed with the SEC. You may access the Amended and Restated Remuneration Policy by viewing our proxy statement on the SEC’s web site at www.sec.gov, or you may obtain a copy by sending a written request to Cimpress N.V., c/o Cimpress USA Incorporated, Attention: Investor Relations, 275 Wyman Street, Waltham, MA 02451, USA or Cimpress N.V., Hudsonweg 8, 5928 LW Venlo, the Netherlands.

The Management Board and Supervisory Board recommend that you vote FOR the amendment to our Remuneration Policy.

PROPOSAL 3 - Authorize our Management Board to Issue Ordinary Shares
Pursuant to the 2016 Performance Equity Plan

Dutch law and our articles of association require us to seek the approval of our shareholders each time we wish to issue new shares from our authorized share capital, unless our shareholders have previously authorized our Management Board, with the approval of our Supervisory Board, to issue shares. This authorization may not continue for more than five years, but may be given on a rolling basis. On November 17, 2015, our shareholders authorized us to issue ordinary shares, or grant rights to subscribe for ordinary shares, up to a maximum of 10% of our outstanding share capital at the time of issue for general corporate purposes (including but not limited to equity compensation, acquisitions, and financings) and an additional 10% of our outstanding share capital at the time of issue in connection with our acquisition of all or a majority of the equity or assets of another entity. We refer to this existing authorization as the "2015 authorization."

At this meeting, we are seeking a second authorization, separate from and in addition to the 2015 authorization described above, for our Management Board, with the approval of our Supervisory Board, until May 27, 2021 to issue ordinary shares, or grant rights to subscribe for ordinary shares, pursuant to the 2016 Performance Equity Plan, up to a maximum of the number of ordinary shares issuable under that plan.

We currently expect to issue ordinary shares from our treasury account to satisfy awards under the Equity Plan, and we have no specific plans to issue any new ordinary shares from our authorized share capital. However, we are seeking this authorization to have the flexibility to issue new ordinary shares to satisfy awards under the Equity Plan if we have insufficient shares in our treasury account or otherwise believe issuing new shares would be in Cimpress' best interests. In addition, if the Board determines that an award is to be settled by the issuance of authorized but unissued shares, then the Board may decide that the shares so issued will be charged at the expense of Cimpress' freely distributable reserves.

If our shareholders do not approve this authority, then we would rely on our treasury account and the 2015 authorization to issue and satisfy awards under the Equity Plan. In any case, the 2015 authorization will remain in place whether or not our shareholders approve this new authorization at the meeting; this new authorization to issue ordinary shares pursuant to the plan described in Proposal 1 above is separate from, and does not replace, the 2015 authorization.

Our Management Board and Supervisory Board recommend that you vote FOR the authorization of our Management Board to issue ordinary shares and grant rights to subscribe for ordinary shares pursuant to the 2016 Performance Equity Plan.

OTHER MATTERS

Our Management Board and Supervisory Board do not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, then, to the extent permitted by applicable law, the persons named as proxies may vote, or otherwise act, in accordance with their judgment on such matters.

EXECUTIVE COMPENSATION
As of June 30, 2015

Compensation Discussion and Analysis

Executive Overview

Our success depends on our ability to attract and retain top talent in a competitive marketplace, and to motivate that talent to achieve outstanding performance. In determining the compensation of our executive officers, our Compensation Committee begins with an analysis of the competitiveness of our executive compensation program and, as a starting point, seeks to pay our executives total compensation (including base salary, annual cash incentive, and long-term incentive awards) at the 75th percentile of our peer group for extraordinary performance by Cimpress. The Compensation Committee then applies its own discretion to take into account any other factors it may deem relevant in any given fiscal year, such as general economic conditions, the internal equity of compensation among our executives, each executive’s experience and role, and individual performance. The Committee does not assign specific weights to particular factors but considers them together in determining compensation.

Pay for performance. The total compensation package for our executive officers is weighted heavily toward compensation based on Cimpress' operating and share price performance. Cimpress performed well in our fiscal year ended June 30, 2015, and accordingly our executive officers earned above-market compensation for the year. Below are some highlights of our performance over the last three fiscal years.

* Please see the non-GAAP reconciliations at the end of this proxy statement

The components of our executive officers' compensation that are at risk based on Cimpress' performance are the annual and long-term cash incentives and equity compensation. Our annual and long-term cash incentive programs are dependent on Cimpress' revenue and earnings per share performance, while our equity incentive programs are dependent on the performance of our share price. Attainment of the annual and long-term cash incentives are based on financial goals that the Compensation Committee believes are highly challenging, but achievable. The charts below show the breakdown of the fiscal 2015 compensation of Robert Keane, our Chief Executive Officer, by type, length, and form:

No pay increase for our named executive officers. For our fiscal year ended June 30, 2015, the Compensation Committee did not increase the annual cash compensation (base salary and target amount for annual cash incentive award) of our Chief Executive Officer or any of our other named executive officers over their levels for our fiscal year ended June 30, 2014 as part of our efforts to keep our costs within our budget and also because our Compensation Committee believed that the executives' compensation was competitive at current levels.

Shareholder engagement. At each of our last three annual general meetings of shareholders, our executive compensation program received more than 97% approval from our shareholders. We believe that two major contributing factors to our strong shareholder approval levels were the collaborative process in which we reach out to our major shareholders on an annual basis to solicit their feedback on our executive compensation design and our emphasis on long-term, performance-based compensation.

Redesign of our long-term compensation program. In late fiscal 2012, based in part on our shareholders' feedback from the outreach process described above, our Compensation Committee redesigned the long-term incentive component of our executive compensation program to increase the emphasis on Cimpress' long-term performance and our growth strategy using share price as the primary performance metric. The Committee believes that the 2012 design has been working well and has not made any significant changes to our executive compensation program since then, other than progressively increasing the emphasis on Cimpress' profitability over revenue during the last two fiscal years. As a result of the 2012 redesign, we granted to our executive officers multi-year, premium-priced share options designed to emphasize Cimpress' long-term performance and our growth strategy using share price as the primary performance metric. The Compensation Committee believes that the premium-priced share options provide strong alignment of performance-based compensation with long-term shareholder value creation, significant downside risk for the executives if Cimpress performs poorly, and significant upside potential if Cimpress performs well, through the following features:

•	The options have an exercise price of $50.00 per share, which was at least 33% higher than the closing price of Cimpress' ordinary shares on Nasdaq on the grant dates.

•
Robert Keane, our Chief Executive Officer, has an additional share price hurdle before he can realize any returns from his premium-priced options, which is that, in addition to the vesting schedule described below, he can exercise his options only on dates when the high price per share of Cimpress' ordinary shares on Nasdaq is at least $75.00, which was nearly double the closing price of Cimpress' ordinary shares on the grant dates.

•	To emphasize long-term performance, the options vest over seven years. They have an eight-year term.

•
Our Supervisory Board has passed resolutions that, until fiscal 2016 at the earliest, Cimpress shall not grant any additional long-term incentive award in any form (including equity or long-term cash awards) to Mr. Keane or any additional share options to our other current executive officers.

Discontinuation of certain pay practices. Some of our major shareholders consider the inclusion of excess parachute payment tax gross-up provisions in our executive retention agreements with our executives to be a problematic pay practice. Accordingly, our Compensation Committee decided that we would no longer include such tax gross-up provisions in any executive retention agreements we enter into with new executives after August 1, 2012.

Compensation Committee Approach

In determining the competitiveness of our executive compensation program, our Compensation Committee takes into account the analysis and recommendations of the Committee’s independent compensation consultant (currently Towers Watson), data from the comparison peer group described below, published compensation survey data, and detailed tally sheets summarizing our executive officers’ current and historical compensation.

Each year, our Compensation Committee works with Towers Watson to update its comparison peer group consisting of publicly traded companies that have characteristics that are currently comparable to Cimpress or comparable to where Cimpress expects to be in the near future. Through a multi-step process, the Committee considers a robust number of companies for inclusion in our peer group, including the consideration of, among other attributes, each company’s ownership structure, industry groupings (including Global Industry Classification Standards), annual revenue, and other financial metrics, as well as comparable companies identified on the Dow Jones and Institutional Shareholder Services lists. For the comparison peer group our Compensation Committee used in determining our executive officers' fiscal 2015 compensation, the financial criteria included annual revenue in the range of $1.1 billion to $3.0 billion and market capitalization between $1.5 billion and $4.0 billion. The Compensation Committee also considered companies with high growth and in the same general industry as Cimpress. For fiscal 2015, the peer group consisted of the 23 companies listed below. Because the Compensation Committee determined the peer group in November 2013, before the beginning of our fiscal year 2015, the Committee used the most recent information that was available at that time for each peer group company.

The Compensation Committee engages an independent compensation consultant and manages the relationship with that firm. During fiscal 2015, Towers Watson, the Committee's compensation consultant, provided the following services to Cimpress and the Compensation Committee:

•	Competitive analysis and recommendations to the Compensation Committee with respect to the compensation of our executive officers;

•	Competitive analysis and recommendations to our Compensation Committee and Chief Executive Officer with respect to the compensation of some of our employees who are not executive officers;

•	Competitive analysis and recommendations to our Compensation Committee with respect to the compensation of members of our Supervisory Board;

•
Detailed equity utilization analysis comparing the number of shares that Cimpress grants per year pursuant to equity compensation awards and the number of shares subject to outstanding equity compensation awards and available for grant under our equity compensation plans with our peer group, to assist the Compensation Committee in setting our practices of granting equity to our employees; and

•	Follow-up assistance for a job leveling solution, including job evaluation technology and supporting tools.

The Compensation Committee took into account the above services as well as the fees paid to Towers Watson when assessing the firm's independence and determined that Towers Watson was independent during fiscal 2015.

Compensation Components for Executives

The principal elements of our compensation program for our executive officers are the following:

•	Base salary

•	Annual cash incentive awards, which reward executives based on Cimpress' achievement of financial performance goals for the current fiscal year

•
Long-term incentive awards, which may include long-term cash incentives, share options, and restricted share units, which reward executives based on Cimpress' achievement of longer term financial objectives and the creation of value for our shareholders as reflected in our share price

•	Standard health and welfare benefits that are applicable to all of our employees in each executive’s geographic location

In addition, we have severance and change in control arrangements with our executives, and from time to time we provide expatriate benefits for executives who are assigned to work in geographic locations outside of their home countries.

Under our pay-for-performance philosophy, the compensation of our executives and other employees at higher levels in the organization is more heavily weighted towards variable compensation based on our performance, and base salary generally accounts for a smaller portion of these employees’ total compensation packages. The percentiles below are designed to ensure that our executive officers will receive compensation significantly below the median of our peer group if Cimpress does not perform well and significantly above the median for Cimpress' extraordinary performance. In accordance with this philosophy, the Compensation Committee initially allocates the compensation of our executive officers within the percentiles listed below, and then may use its discretion to adjust each executive officer’s compensation to reflect other factors such as general economic conditions, the internal equity of compensation among our executives, and the executive’s experience, role, and performance.

•	Base salary of Mr. Keane, our Chief Executive Officer, at the 25th percentile of our peer group

•	Base salaries of our other executive officers at the 35th percentile of our peer group and published compensation surveys

•	Annual cash compensation (base salary and annual cash incentive) of all executive officers including Mr. Keane at the 50th percentile of our peer group and published compensation surveys

•
Total compensation (base salary, annual cash incentive, and long-term incentive awards) of all executive officers including Mr. Keane at the 75th percentile of our peer group and published compensation surveys

Base Salary

For fiscal 2015, the Compensation Committee did not increase the cash compensation, consisting of base salary and target amount of annual cash incentive awards, of Mr. Keane or any of our other named executive officers over their fiscal 2014 levels as part of our efforts to keep our costs within our budget for fiscal 2015 and also because the Committee believes that the executives' compensation is competitive at the current levels.

Annual Cash Incentive Awards

The Compensation Committee grants annual cash incentive awards to our executive officers to provide an incentive to executives to achieve financial goals that are tied to the current fiscal year. In particular, the Compensation Committee has progressively revised the annual cash awards over the last two fiscal years to encourage our executives to focus on Cimpress' profitability: For our fiscal year ended June 30, 2015, the annual cash incentive awards were based 60% on Cimpress' achievement of a full-year adjusted EPS goal and 40% on Cimpress' achievement of a full-year constant currency revenue goal determined by the Compensation Committee based on our annual budget approved by the Supervisory Board. The awards for our fiscal year ended June 30, 2014, by contrast, were based 30% on EPS and 70% on revenue, while the fiscal 2013 awards were based 10% on EPS and 90% on revenue. For purposes of calculating these annual incentives, the Compensation Committee defines “constant currency revenue” as consolidated net revenue for Cimpress and its subsidiaries for the fiscal year, adjusted to exclude gains and losses in revenue generated from Cimpress' hedges of currency fluctuations and to use the same currency exchange rates as set forth in Cimpress' budget for the fiscal year. “Adjusted earnings per share” is defined as EPS on a diluted basis for the results of Cimpress' operations on a consolidated basis for the fiscal year, calculated in accordance with U.S. GAAP with some exclusions for income or expenses relating to certain specific events that the Committee believes would introduce inaccurate reflections of management-driven performance.

The fiscal 2015 performance goals set by the Compensation Committee for our executive officers' annual cash incentive awards were adjusted EPS of $2.53 - $2.77 (calculated using $2.65 as the target) and constant currency revenue of $1,572,100,000. The Compensation Committee believed that the fiscal 2015 goals were highly challenging but achievable. As set forth in the fiscal 2015 annual award agreements with our executive officers, the actual amount payable for the annual cash incentives was a percentage of the fiscal 2015 target award for each executive, listed in the table below, where the payout percentage equals the greater of:

(x)	-4.0000 + (2.0000 X Revenue Percentage) + (3.0000 X EPS Percentage); or

(y)	-6.1429 + (2.8571 X Revenue Percentage) + (4.2857 X EPS Percentage)

The Revenue Percentage and EPS Percentage were calculated by dividing the actual amounts for the fiscal year by the constant currency revenue and adjusted EPS goals described above. If either (1) Cimpress' actual constant currency revenue for fiscal 2015 were less than 92.5% of the goal, or (2) actual adjusted EPS for fiscal 2015 were less than 80% of the goal, then the total annual cash incentive payout would be zero even if the other goal were achieved. The fiscal 2015 payout percentage was capped at a maximum of 200%.

As calculated under the fiscal 2015 annual cash incentive awards, Cimpress' adjusted EPS was $3.07, which was an overachievement of the adjusted EPS goal of $2.53 - $2.77 described above, and its constant currency revenue was $1,551,300,000, which was below the constant currency revenue goal of $1,572,100,000 described above. The adjusted EPS was $0.34 higher than our U.S. GAAP EPS for fiscal 2015 of $2.73, calculated in accordance with the annual cash incentive awards by:

•
Subtracting from our U.S. GAAP EPS $0.37 for non-operational currency gains including unrealized gains on our hedging programs and the related tax effects and $0.15 for the tax benefit of certain net operating losses that were not assumed when we established our EPS goal; and

•
Adding back to our U.S. GAAP EPS $0.73 relating to the impact of acquisition-related costs and $0.13 relating to incremental interest relative to our EPS goal from our financing that closed during fiscal 2015.

Based on the 60/40 weighting of our adjusted EPS and constant currency revenue goals and in accordance with the formula set forth above, this level of achievement yielded a payout percentage of 162.5% of the executives’ targets, which is the same as the payout percentage we used for our non-executive employees' fiscal 2015 annual cash incentive awards.

The Compensation Committee set Mr. Keane’s fiscal 2015 target annual incentive at a level to maintain his annual cash compensation (base salary plus annual cash incentive) at the 50th percentile of our peer group. For our other executive officers, the Compensation Committee initially determined the fiscal 2015 target annual incentives that would maintain their annual cash compensation at the 50th percentile of our peer group and published compensation surveys and then applied its own discretion to reflect each executive’s performance and internal equity with other Cimpress executives.

The following table sets forth the target annual cash incentive awards for our named executive officers and the actual payouts on those awards for fiscal 2015.

Name	Target Annual Incentive	Actual Annual Incentive Paid
Robert S. Keane	€756,000	€1,228,500
Katryn S. Blake	$335,000	$544,375
Donald R. Nelson	$220,000	$357,500
Ernst J. Teunissen	€265,000	€430,625

Long-Term Incentive Program

Our long-term incentive program is designed to focus our executives and employees on long-term performance and value creation for the company and our shareholders. The Compensation Committee, with recommendations from our independent compensation consultant, determines the mix among our three long-term incentive vehicles - which may include share options, restricted share units, and long-term cash incentives - for our executives and employees.

Share Options and Restricted Share Units for Executives

The Compensation Committee believes that granting equity awards is an effective way to motivate our executives to manage the company in a manner that is consistent with the long-term interests of both the company and our shareholders, with equity awards generating greater returns for our executives and employees as our share price increases. Our share options and restricted share units also provide us with an important retention tool, as the equity grants vest over a multiple-year period only if the executive continues to be employed by us on each vest date.

As part of the Compensation Committee’s redesign of our long-term executive compensation program in fiscal 2012, which involved the grant to our executive officers of multi-year, premium-priced share option awards, our Supervisory Board adopted resolutions that, until fiscal 2016 at the earliest, we will not grant any additional long-term incentive award in any form to Mr. Keane or any additional share options to our other current executive officers. Accordingly, in fiscal 2015 we did not grant any new share options to any of our executive officers, and we did not grant any restricted share units to Mr. Keane. Our executive officers other than Mr. Keane received restricted share units that vest over four years. Each unit that vests is automatically converted into an ordinary share of Cimpress on a one-to-one basis.

In general, we grant equity awards to our executive officers annually at the regularly scheduled meeting of the Compensation Committee held in the fourth quarter of each fiscal year. Accordingly, grants made in fiscal 2015 were approved at the May 2015 Compensation Committee meeting. We typically grant equity awards to employees who are not executive officers during our first fiscal quarter after the conclusion of our annual performance review cycle.

Long-Term Cash Incentive Compensation

The Compensation Committee did not grant any new long-term cash incentive awards to our executive officers in fiscal 2015, in keeping with the 2012 redesign of our long-term incentive program to emphasize premium-priced share options.

For several fiscal years before 2013, the Compensation Committee had granted long-term cash incentive awards to reflect our pay-for-performance culture and philosophy, enhance our ability to manage the number of shares available under our equity compensation plans, and balance the focus on share price appreciation created through equity awards with cash awards based on the achievement of financial metrics that drive long-term company and shareholder value creation. The last of these long-term cash incentive awards held by our executive officers were originally granted in fiscal year 2012 with a performance cycle of four fiscal years, payable 25% for each of our fiscal years ending June 30, 2012, 2013, 2014, and 2015 based on Cimpress' achievement of adjusted EPS targets developed by the Compensation Committee for each of the four fiscal years. Adjusted EPS for the 2012-2015 cash incentive awards has the same definition as adjusted EPS for the annual cash incentive awards described above. We measure performance on an annual basis and make payments for each fiscal year in the performance cycle based on the level of goal achievement for that fiscal year. As set forth in the 2012-2015 award agreements with our executive officers, our adjusted EPS goals for fiscal 2015 were as follows:

•	Our lowest (minimum) EPS goal for fiscal 2015 was $2.67, which would have resulted in a payout of 50% of the named executive officers’ targets for the year;

•	Our medium EPS goal was $3.56, which would have resulted in a payout of 100% of the named executive officers’ targets for the year; and

•	Our highest (stretch) EPS goal was $4.45, which would have resulted in a payout of 250% of the named executive officers’ targets for the year.

If Cimpress' adjusted EPS were less than the lowest (minimum) goal for the fiscal year, then our executive officers would receive no payout for that performance period. If Cimpress' adjusted EPS were equal to or higher than the highest (stretch) EPS goal, then our executives would receive the percentage payout for achievement of the highest EPS goal. If Cimpress' adjusted EPS were greater than or equal to the lowest EPS goal but less than the EPS highest goal, then the percentage payout for the fiscal year would be equal to:

•	the payout threshold percentage for the highest EPS target achieved with respect to the fiscal year, plus

•
a number calculated as follows: (A) a percentage equal to a fraction, the numerator of which equals the amount by which adjusted EPS exceeded such applicable EPS goal and the denominator of which equals the difference between the next highest EPS goal that was not achieved and the highest EPS goal achieved, multiplied by (B) the difference between the payout threshold percentage for the next highest EPS goal that was not achieved and the payout threshold percentage for the highest EPS goal achieved.

Our adjusted EPS for fiscal 2015 was $3.07, calculated in the same way as our adjusted EPS for the annual cash incentive awards as described above. This adjusted EPS was above the lowest EPS goal and below the medium EPS goal under these 2012-2015 awards, so we paid 72.5% of target levels to our named executive officers based on the formula set forth in their agreements, as follows:

Name	Target Fiscal 2015 Incentive ($)	Actual Fiscal 2015 Incentive Paid ($)
Robert S. Keane	$142,500	$103,313
Katryn S. Blake	93,750	67,969
Donald R. Nelson	75,000	54,375
Ernst J. Teunissen	93,750	67,969

Benefit Programs

The Compensation Committee believes that all employees based in the same geographic location should have access to similar levels of health and welfare benefits, and therefore our executive officers receive the same health and welfare benefits, including medical, dental, vision, and disability plans, group life and accidental death and disability insurance and other benefit plans, as those offered to other employees in their location. We do, however, from time to time enter into arrangements with some of our named executive officers to reimburse them for living and relocation expenses relating to their work outside of their home countries.

U.S. based employees may participate in a 401(k) plan that provides a company match of up to 50% on the first 6% of the participant’s eligible compensation that is contributed, subject to certain limits under the United States Internal Revenue Code of 1986, or US Tax Code, with company matching contributions vesting over a four-year period. We also provide customary pension plans to our European employees.

Perquisites

In general, executives are not entitled to benefits that are not otherwise available to all other employees who work in the same geographic location.

Executive Retention and Other Agreements

We have entered into executive retention agreements with all of our executive officers. Under the executive retention agreements, if we terminate an executive officer’s employment without cause (as defined in the agreements) or the executive terminates his or her employment for good reason (as defined in the agreements) before a change in control of Cimpress or within one year after a change in control (as defined in the agreements), then the executive is entitled to receive:

•
A lump sum severance payment equal to two years’ salary and bonus, in the case of Mr. Keane, or one year’s salary and bonus, in the case of the other executive officers. These severance payments are based on the executive’s then current base salary plus the greater of (1) the target bonus for the then current fiscal year, or (2) the target bonus for the then current fiscal year multiplied by the average actual bonus payout percentage for the previous three fiscal years.

•
With respect to any outstanding annual cash incentive award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current fiscal year until the date of termination, of his or her target incentive for the fiscal year multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Cimpress during the fiscal year, this pro rata portion is capped at the actual amount of annual cash incentive that the executive would have received had he or she remained employed by Cimpress through the end of the fiscal year.

•
With respect to any outstanding multi-year cash incentive award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of his or her mid-range target incentive for the then current performance period multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Cimpress during the applicable performance period, this pro rata portion is capped at the actual amount of cash incentive for the performance period that the executive would have received had he or she remained employed by Cimpress through the end of the performance period.

•	The continuation of all other employment-related benefits for two years after the termination in the case of Mr. Keane, or one year after the termination in the case of our other executive officers.

The executive retention agreements also provide that, upon a change in control of Cimpress, all equity awards granted to each executive officer will accelerate and become fully vested; each executive’s multi-year cash incentive awards under our Performance Incentive Plan will accelerate such that the executive will receive the mid-range target bonus for the then current performance period and each performance period after the change in control; and each executive will receive a pro rata portion, based on the number of days in the fiscal year before the change in control, of his or her target annual cash incentive award for that fiscal year.

In addition, if after a change in control Cimpress' successor terminates the executive without cause, or the executive terminates his or her employment for good reason (as defined in the agreements), then each of the executive’s equity awards remains exercisable until the earlier of one year after termination or the original expiration date of the award. If an executive is required to pay any excise tax pursuant to Section 280G of the US Tax Code as a result of compensation payments made to him or her, or benefits obtained by him or her (including the acceleration of equity awards), resulting from a termination or change in ownership or control of Cimpress, we are required to pay the executive an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment. However, if reducing the executive’s compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 280G of the US Tax Code, then Cimpress has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing gross-up payments to the executive. Our Compensation Committee has decided that we would no longer include such excise tax gross-up provisions in any executive retention agreements we enter into with new executives after August 1, 2012.

The following table sets forth information on the potential payments to named executive officers upon their termination or a change in control of Cimpress, assuming that a termination or change in control took place on June 30, 2015.

Name		Cash Payment ($)(1)	Accelerated Vesting of Share Options ($)(2)	Accelerated Vesting of Restricted Share Units ($)(3)	Welfare Benefits ($)(4)	Tax Gross-Up Payment ($)(5)	Total ($)
Robert S. Keane
•	Termination Without Cause or With Good Reason	2,653,871	—	—	55,824	—	2,709,695
•	Change in Control	—	26,142,238	—	—	—	26,142,238
•	Change in Control w/ Termination Without Cause or With Good Reason	2,653,871	26,142,238	—	55,824	—	28,851,933

Katryn S. Blake
•	Termination Without Cause or With Good Reason	700,000	—	—	22,665	—	722,665
•	Change in Control	—	3,175,924	4,266,155	—	—	7,442,079
•	Change in Control w/ Termination Without Cause or With Good Reason	700,000	3,175,924	4,266,155	22,665	—	8,164,744

Donald R. Nelson
•	Termination Without Cause or With Good Reason	560,000	—	—	22,381	—	582,381
•	Change in Control	—	4,124,581	2,922,204	—	—	7,046,785
•	Change in Control w/ Termination Without Cause or With Good Reason	560,000	4,124,581	2,922,204	22,381	—	7,629,166

Ernst J. Teunissen(6)
•	Termination Without Cause or With Good Reason	594,485	—	—	3,941	—	598,426
•	Change in Control	—	4,811,948	3,083,622	—	—	7,895,570
•	Change in Control w/ Termination Without Cause or With Good Reason	594,485	4,811,948	3,083,622	3,941	—	8,493,996

_____________

(1)
Amounts in this column represent severance amounts payable under the executive retention agreements. Some of the amounts would be payable to Messrs. Keane and Teunissen in Euros. For purposes of this table, we converted these executive officers’ payments from Euros to U.S. dollars at a currency exchange rate of 1.12167 based on the 30-day average currency exchange rate for June 1-30, 2015, which was the end of our most recent fiscal year.

(2)
Amounts in this column represent the value of unvested, in-the-money share options that would vest upon the triggering event described in the first column. The value of share options is based on the difference between the exercise price of the options and $84.16 per share, which was the closing price of our ordinary shares on Nasdaq on June 30, 2015, the last trading day of our fiscal year 2015.

(3)
Amounts in this column represent the value of unvested restricted share units that would vest upon the triggering event described in the first column, based on $84.16 per share, which was the closing price of our ordinary shares on Nasdaq on June 30, 2015, the last trading day of our fiscal year 2015.

(4)
Amounts reported in this column represent the estimated cost of providing employment related benefits (such as insurance for medical, dental, and vision) during the period the named executive officer is eligible to receive those benefits under the executive retention agreements, which is two years for Mr. Keane and one year for the other named executive officers.

(5)
Amounts in this column are estimates based on a number of assumptions and do not necessarily reflect the actual amounts of tax gross-up payments that the named executive officers would receive. Our Compensation Committee decided that we would no longer include such tax gross-up provisions in the executive retention agreements we enter into with new executives after August 1, 2012.

(6)	Mr. Teunissen resigned as an executive officer in October 2015.

We have also entered into indemnification agreements with our executive officers that provide the executives with indemnification for actions they take in good faith as members of our management team.

The Role of Company Executives in the Compensation Process

Although the Compensation Committee manages and makes decisions about the compensation process, the Committee also takes into account the views of our Chief Executive Officer, who makes initial recommendations with respect to executive officers other than himself. Other employees of Cimpress also participate in the preparation of materials presented to or requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Share Ownership Guidelines

We have share ownership guidelines for all of our executive officers and members of our Supervisory Board. The guidelines require our executive officers and Supervisory Board members to hold Cimpress equity, including ordinary shares they hold directly or indirectly, unvested restricted share units and vested, unexercised, in-the-money share options, with a value, based on the two-year trailing average of the closing prices of Cimpress' ordinary shares on Nasdaq, equal to or greater than a multiple of the executive officer’s annual base salary or the Supervisory Board member's annual retainer, as follows:

•	Chief Executive Officer: 5 times annual base salary

•	Other executive officers: 3 times annual base salary

•	Supervisory Board: 5 times Supervisory Board annual cash retainer

We give each executive officer and Supervisory Board member four years from his or her initial appointment as a Cimpress officer or director to comply with the share ownership guidelines. As of June 30, 2015, all executive officers and Supervisory Board members had satisfied their ownership guideline requirement, other than Dr. Shouraboura who has until January 2019 to increase her share ownership to the level described above.

Section 162(m)

The United States Internal Revenue Service, pursuant to Section 162(m) of the US Tax Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other named executive officer (other than the Chief Financial Officer) whose compensation is required to be reported to our shareholders pursuant to SEC rules by reason of being among our three most highly paid executive officers. This deduction limitation can apply to compensation paid by U.S. subsidiaries of Cimpress. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met.

The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes that such payments are appropriate and in the best interests of Cimpress and its shareholders, after taking into account business conditions or the officer’s performance. Although the Compensation Committee considers the impact of Section 162(m) when administering Cimpress' compensation plans, it does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the Compensation Committee has deemed it appropriate at times to forego awarding compensation that may qualify as performance-based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible by Cimpress' subsidiaries.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the
Supervisory Board
Scott Vassalluzzo, Chair
Peter Gyenes
Eric C. Olsen
Mark T. Thomas

SUMMARY COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned in each of the last three fiscal years by:

(i) our principal executive officer,

(ii) our principal financial officer as of June 30, 2015, the end of our most recent fiscal year, and

(iii) our other two executive officers.

Throughout this proxy statement, we refer to the individuals listed in (i) through (iii) above as our named executive officers.

Name and Principal Position	Year	Salary ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Robert S. Keane(3)	2015	494,804	—	—	1,481,285	6,200(4)	1,982,289
President and Chief	2014	581,430	—	—	1,161,505	3,109	1,746,044
Executive Officer	2013	559,907	—	3,450,821	1,127,579	3,192	5,141,499

Katryn S. Blake	2015	365,000	1,205,954	—	612,344	1,104,617(5)	3,287,915
Executive Vice President and	2014	364,231	937,986	—	428,814	546,535	2,277,566
President, Vistaprint Business Unit	2013	344,712	1,004,972	—	425,415	510,294	2,285,393

Donald R. Nelson	2015	340,000	799,930	—	411,875	7,800(6)	1,559,605
Executive Vice President and	2014	339,808	699,981	—	295,915	7,800	1,343,504
Chief Operating Officer	2013	329,808	649,963	—	309,630	7,650	1,297,051

Ernst J. Teunissen(3)(8)	2015	310,683	799,930	—	550,988	35,067(7)	1,696,668
Executive Vice President	2014	360,706	699,981	—	453,788	40,804	1,555,279
and Chief Financial Officer	2013	320,023	749,996	—	441,530	39,532	1,551,081

_____________

(1)
The amounts reported in these columns represent a dollar amount equal to the grant date fair value of the share awards as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. Our Supervisory Board has passed resolutions that, until fiscal 2016 at the earliest, Cimpress will not grant any additional long-term incentive award in any form (including equity or long-term cash awards) to Mr. Keane or any additional share options to Ms. Blake or Messrs. Nelson or Teunissen.

(2)
The amounts reported in this column represent the aggregate amounts earned for each such fiscal year under each named executive officer’s annual cash incentive award for that fiscal year and the component of each officer’s long-term cash incentive award that is attributable to that fiscal year. You can find more information about the amounts paid for fiscal 2015 to each executive officer under his or her annual and long-term cash incentive awards in the Compensation Discussion and Analysis section of this Supervisory Board Report.

(3)
We paid the amounts under “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation” to Messrs. Keane and Teunissen in whole or in part in Euros. For purposes of this table, we converted these amounts from Euros to U.S. dollars at a currency exchange rate of 1.12167 based on the 30-day average currency exchange rate for June 1-30, 2015, which was the end of our most recent fiscal year.

(4)
$4,783 of this amount represents the reimbursement of business travel expenses for Mr. Keane's attendance at meetings of Cimpress' Management Board, tax preparation fees, and associated tax gross-up payments, and $1,417 of this amount represents the payment of wire transfer fees for amounts being deposited in European accounts. Although the reimbursement of business travel expenses would not be taxable to Mr. Keane in the United States and although Mr. Keane is not a resident of the Netherlands, under his ruling with the Dutch tax authorities, this reimbursement is considered taxable income to Mr. Keane. Because Mr. Keane should not be financially penalized as a result of taxation by the country in which Cimpress is incorporated, we gross up the reimbursement payments to offset the increased tax liability to him.

(5)
$860,604 of this amount represents a lump sum payment of taxes for 2013 and 2014 and associated tax gross-up amounts relating to Ms. Blake's expatriate payments for her assignment in Paris, $236,213 of this amount represents French taxes paid relating to the vesting of restricted share units during Ms. Blake's assignment in Paris, and $7,800 of this amount represents our matching contributions under Cimpress USA’s 401(k) deferred savings plan.

(6)	This amount represents our matching contributions under Cimpress USA’s 401(k) deferred savings retirement plan.

(7)
$33,650 of this amount represents payments of school tuition for Mr. Teunissen’s children, and $1,417 of this amount represents the payment of wire transfer fees for amounts being deposited in European accounts.

(8)	Mr. Teunissen resigned as an executive officer in October 2015.

Grants of Plan-Based Awards in the Fiscal Year Ended June 30, 2015

The following table contains information about plan-based awards granted to each of our named executive officers during the fiscal year ended June 30, 2015.

					All Other Share Awards: Number of Shares or Share Units	Grant Date Fair Value of Share Awards
		Estimated Possible Payouts
		Under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum
Name	Grant Date	($)(1)	($)(2)	($)(3)	(#)(4)	($)(5)
Robert S. Keane	9/28/2014(6)	—	847,983	1,695,966	—	—

Katryn S. Blake	9/28/2014	—	335,000	670,000	—	—
	5/19/2015				14,331	1,205,954

Donald R. Nelson	9/28/2014	—	220,000	440,000	—	—
	5/19/2015				9,506	799,930

Ernst J. Teunissen(7)	9/28/2014(6)	—	297,243	594,486	—	—
	5/19/2015				9,506	799,930

_____________

(1)
The amounts reported in this column represent the amounts that would have been payable under our named executive officers’ annual cash incentive awards if we did not achieve our minimum constant currency revenue and adjusted EPS goals.

(2)
These amounts represent payments that our named executive officers would have received under their fiscal 2015 annual cash incentive awards for 100% achievement of our adjusted EPS and constant currency revenue goals for fiscal 2015. You can find more information on the amounts actually paid to our executive officers under their fiscal 2015 annual cash incentive awards above in the Compensation Discussion and Analysis section of this Supervisory Board Report.

(3)
These amounts represent the maximum amounts that would have been payable under our named executive officers’ annual cash incentive awards for our fiscal year ended June 30, 2015. The payout under each executive officer's annual cash incentive is capped at 200% of the executive officer’s target amount. In fact, based on our achievement of our goals for fiscal 2015, our executive officers received payments that were less than these amounts. You can find more information on the amounts actually paid to our executive officers under their annual cash incentive awards above in the Compensation Discussion and Analysis section of this Supervisory Board Report.

(4)
The amounts reported in this column represent restricted share units granted under our 2011 Equity Incentive Plan that vest over a period of four years: 25% one year after they are granted and 6.25% per quarter thereafter. As the restricted share units vest, we automatically issue the vested shares to the employee; the employee does not need to exercise them or pay any amount to us for the purchase of the shares.

(5)
The amounts reported in this column represent the grant date fair value for each executive officer’s share-based awards computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

(6)
The estimated amounts in this row would be payable to Messrs. Keane and Teunissen in Euros. For purposes of this table, we converted these estimated incentive payments from Euros to U.S. dollars at a currency exchange rate of 1.12167 based on the 30-day average currency exchange rate for June 1-30, 2015, which was the end of our most recent fiscal year.

(7)	Mr. Teunissen resigned as an executive officer in October 2015.

Outstanding Equity Awards at June 30, 2015

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2015 for each of our named executive officers.

	Option Awards				Share Awards
					Number	Market
					of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price	Expiration	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	($)(1)	Date	(#)(2)	($)(3)
Robert S. Keane(4)	130,050	—	23.31	8/4/2016
	143,618	—	37.51	5/15/2017
	333,318	—	34.87	5/2/2018
	146,028	—	34.25	5/7/2019
	96,800	—	47.91	5/6/2020
	105,240	—	54.02	5/5/2021
	459,174	765,288(5)	50.00(6)	5/4/2020(6)
					—	—

Katryn S. Blake	1,039	—	54.02	5/5/2021
	27,892	92,972	50.00(6)	5/4/2020(6)
					50,691	4,266,155

Donald R. Nelson	11,333	—	33.47	8/6/2017
	6,646	—	54.02	5/5/2021
	72,446	120,743	50.00(6)	5/4/2020(6)
					34,722	2,922,204

Ernst J. Teunissen(7)	1,218	—	48.89	3/1/2021
	1,039	—	54.02	5/5/2021
	—	140,865	50.00(6)	5/4/2020(6)
					36,640	3,083,622

_____________

(1)
Except as set forth in footnote 6 below, each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable, so long as the named executive officer continues to be employed with us, as to 25% of the shares subject to the option after one year and 6.25% per quarter thereafter. Except as set forth in footnote 6, each share option expires 10 years after the date on which it was granted.

(2)
So long as the named executive officer continues to be employed with us, each restricted share unit vests, and the vested shares are issued to the named executive officer, over a period of four years: 25% of the shares subject to the unit after one year and 6.25% per quarter thereafter.

(3)
The market value of the restricted share units is determined by multiplying the number of restricted share units by $84.16 per share, which was the closing price of our ordinary shares on Nasdaq on June 30, 2015, the last trading day of our fiscal year 2015.

(4)	All of Mr. Keane’s awards are held by his Trusts.

(5)	Mr. Keane may not exercise his premium-priced options unless our share price on Nasdaq is at least $75.00 on the exercise date.

(6)
These awards are premium-priced share options with an exercise price that is significantly higher than the closing price of Cimpress' ordinary shares on Nasdaq on the grant dates. The Compensation Committee chose this exercise price in part because it is higher than the highest of the three-, six-, and twelve-month trailing averages of Cimpress' share price on Nasdaq as of the July 28, 2011 public announcement of our growth strategy. The premium-priced share options vest over seven years and have an eight-year term.

(7)	Mr. Teunissen resigned as an executive officer in October 2015.

Option Exercises and Shares Vested in the Fiscal Year Ended June 30, 2015

The following table contains information about option exercises and vesting of restricted share units on an aggregated basis during fiscal 2015 for each of our named executive officers.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert S. Keane	700,000	48,797,000	10,552	744,839
Katryn S. Blake	82,152	1,960,283	26,382	1,880,532
Donald R. Nelson	18,000	603,229	17,579	1,259,980
Ernst J. Teunissen(3)	110,056	3,582,681	21,350	1,547,915
_____________

(1)
Represents the net amount realized from all option exercises during fiscal 2015. In cases involving an exercise and immediate sale, the value was calculated on the basis of the actual sale price. In cases involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price of our ordinary shares on Nasdaq on the date of exercise.

(2)	The value realized on vesting of restricted share units is determined by multiplying the number of shares that vested by the closing sale price of our ordinary shares on Nasdaq on the vesting date.

(3)	Mr. Teunissen resigned as an executive officer in October 2015.

COMPENSATION OF SUPERVISORY BOARD MEMBERS
As of June 30, 2015

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Supervisory Board. When considering the compensation of our Supervisory Board, our Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to Cimpress, the skill level that we require of members of our Supervisory Board, and competitive compensation data from our peer group.

Our Compensation Committee reviewed the current compensation of our Supervisory Board in fiscal 2015 and decided not to recommend any changes to the compensation program because the Committee believes that our Supervisory Board's compensation is competitive.

Fees

We pay the members of our Supervisory Board the following fees for their service on our Supervisory Board:

All members of the Supervisory Board	●	$34,000 retainer per fiscal year
	●	$10,000 retainer per fiscal year for each committee of the Supervisory Board on which the director serves
	●	$3,000 for each regularly scheduled Supervisory Board meeting that the director physically attends

Chairman of the Supervisory Board	$15,000 retainer per fiscal year
Chairman of our Audit Committee	$15,000 retainer per fiscal year

Chairmen of our Compensation Committee and Nominating and Corporate Governance Committee	$10,000 retainer per fiscal year

We also reimburse our Supervisory Board for reasonable travel and other expenses incurred in connection with attending meetings of our Supervisory Board and its committees, and we pay for their tax preparation fees and filings for their Dutch income tax returns.

Equity Grants

Share Options. Upon his or her initial appointment to the Supervisory Board, each director receives a share option to purchase a number of ordinary shares having a fair value equal to $150,000, up to a maximum of 50,000 shares. On the date of each annual general meeting, each incumbent Supervisory Board member receives a share option to purchase a number of ordinary shares having a fair value equal to $50,000, up to a maximum of 12,500 shares. We grant options to our Supervisory Board under our 2005 Non-Employee Directors’ Share Option Plan, as amended, with an exercise price equal to the fair market value of our ordinary shares on the date of grant. The Supervisory Board's options vest at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the director continues to serve as a director on each such vesting date, and expire upon the earlier of ten years from the date of grant or 90 days after the director ceases to serve as a director.

Restricted Share Units. On the date of each annual general meeting, in addition to the share option described above, each incumbent Supervisory Board member receives restricted share units having a fair value equal to $110,000 granted under our 2011 Equity Incentive Plan. Restricted share units granted to members of our Supervisory Board after July 1, 2013 vest at a rate of 12.5% per quarter over a period of two years from the date of grant, so long as the director continues to serve as a director on each such vesting date.

For the purposes of determining the number of share options and restricted share units to be granted, we use the fair value of each share option and restricted share unit using a generally accepted equity pricing valuation methodology, such as the Black-Scholes model or binomial method for share options, with such modifications as it may deem appropriate to reflect the fair market value of the equity awards. In fiscal 2015, we used the Black-Scholes model to determine fair market value of share options.

Summary Compensation Table

The following contains information with respect to the compensation earned by our Supervisory Board members in the fiscal year ended June 30, 2015:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	Option Awards ($)(1)	Total ($)
Paolo De Cesare	53,000	109,955	49,995	212,950
John J. Gavin, Jr.	71,000	109,955	49,995	230,950
Peter Gyenes	66,000	109,955	49,995	225,950
Eric C. Olsen	61,300	109,955	49,995	221,250
Richard T. Riley	81,000	109,955	49,995	240,950
Mark T. Thomas	77,200	109,955	49,995	237,150
Nadia Shouraboura	18,980	—	149,962	168,942
Scott Vassalluzzo	27,030	—	149,962	176,992
George M. Overholser(2)	48,680	109,955	49,995	208,630
_____________

(1)
The value of the share awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. All share options referenced in this table were granted with an exercise price equal to the closing price of our ordinary shares on Nasdaq on the date of grant.

(2)	Mr. Overholser resigned as a director effective February 2015.

Outstanding Equity Awards Held by Supervisory Board members at June 30, 2015

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2015 for each member of our Supervisory Board.

	Option Awards				Share Awards
					Number	Market
					of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price	Expiration	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	($)(1)	Date	(2)(#)	(3)($)
Paolo De Cesare	4,669	2,335	40.80	4/30/2023
	888	888	54.08	11/7/2023
	241	1210	68.38	11/12/2024
					2,735	230,178

John J. Gavin, Jr.	12,018	—	24.32	8/21/2016
	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/2/2017
	9,548	—	15.94	11/7/2018
	1,919	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,690	—	35.77	11/3/2021
	2,645	530	30.30	11/8/2022

	888	888	54.08	11/7/2023
	241	1,210	68.38	11/12/2024
					2,319	195,167

Peter Gyenes	7,389	—	24.33	2/5/2019
	1,919	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,690	—	35.77	11/3/2021
	2,645	530	30.30	11/8/2022
	888	888	54.08	11/7/2023
	241	1210	68.38	11/12/2024
					2,319	195,167

Eric C. Olsen	4,669	2,335	40.80	4/30/2023
	888	888	54.08	11/7/2023
	241	1210	68.38	11/12/2024
					2,735	230,178

Richard T. Riley	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/2/2017
	9,548	—	15.94	11/7/2018
	1,919	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,690	—	35.77	11/3/2021
	2,645	530	30.30	11/8/2022
	888	888	54.08	11/7/2023
	241	1,210	68.38	11/12/2024
					2,319	195,167

Nadia Shouraboura	332	3,657	79.52	2/3/2025

Mark T. Thomas	5,758	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,690	—	35.77	11/3/2021
	2,645	530	30.30	11/8/2022
	888	888	54.08	11/7/2023
	241	1210	68.38	11/12/2024
					2,319	195,167

Scott Vassalluzzo	332	3,657	79.52	2/3/2025
_____________

(1)
Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the Supervisory Board member continues to serve as a director on each such vesting date. Each share option expires 10 years after the date on which it was granted.

(2)
Upon the vesting of each restricted share unit, shares are issued to the director on a one-to-one basis. Restricted share units issued to Supervisory Board members before July 1, 2013 vest as to 8.33% of the shares subject to the unit per quarter over a period of three years, so long as the director continues to serve as a director on each such vesting date. Restricted share units issued to Supervisory Board members after July 1, 2013 vest as to 12.5% of the shares subject to the unit per quarter over a period of two years, so long as the director continues to serve as a director on each such vesting date.

(3)
The market value of the restricted share units is determined by multiplying the number of restricted share units by $84.16 per share, which was the closing price of our ordinary shares on Nasdaq on June 30, 2015, the last trading day of our fiscal year 2015.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, Messrs. Gyenes, Olsen, Overholser, Thomas, and Vassalluzzo served at various times as members of our Compensation Committee. During fiscal 2015, no member of our Compensation Committee was an officer or employee of Cimpress or of our subsidiaries or had any relationship with us requiring disclosure under SEC rules.

During fiscal 2015, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Supervisory Board or Compensation Committee.

About Non-GAAP Financial Measures
To supplement Cimpress’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Cimpress has used the following measures defined as non-GAAP financial measures by SEC rules: free cash flow and adjusted NOPAT.

•
Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs, plus payment of contingent consideration in excess of acquisition-date fair value.

•
Adjusted NOPAT is defined as GAAP Operating Income minus cash taxes attributable to the current period (see definition below), with the following adjustments: exclude the impact of M&A related items including amortization of acquisition-related intangibles, the change in fair value of contingent consideration, and expense for deferred payments or equity awards that are treated as compensation expense; exclude the impact of unusual items such as discontinued operations, restructuring charges, and impairments; and include realized gains or losses from currency forward contracts that are not included in operating income as we do not apply hedge accounting.

•
As part of our calculation of Adjusted NOPAT, we subtract the cash taxes attributable to the current period operations, which we define as the actual cash taxes paid or to be paid adjusted for any non-operational items and excluding the excess tax benefit from equity awards.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for our financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” below. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Cimpress’ management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Cimpress’ historical performance and our competitors’ operating results.

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow
Annual, in $ thousands

	2013	2014	2015
Net cash provided by operating activities	$140,012	$148,580	$228,876
Purchase of property, plant, and equipment	(78,999)	(72,122)	(75,813)
Purchases of intangible assets not related to acquisitions	(750)	(253)	(250)
Capitalization of software and website development costs	(7,667)	(9,749)	(17,323)
Payment of contingent consideration in excess of acquisition-date fair value	0	0	8,055
Free Cash Flow	$52,596	$66,456	$143,545

Reconciliation of Non-GAAP Financial Measures (cont.)

Adjusted NOPAT
Annual, in $ millions

	2013	2014	2015
GAAP operating income	$46.1	$85.9	$96.3
Less: Cash taxes attributable to current period (see separate reconciliation below)	$(14.0)	$(20.1)	$(25.0)
Exclude expense (benefit) impact of:
Amortization of acquisition-related intangible assets	10.9	12.6	24.3
Earn-out related charges Includes expense recognized for the change in fair value of contingent consideration and compensation expense related to cash-based earn-out mechanisms dependent upon continued employment.	(0.6)	2.2	15.3
Share-based compensation related to investment consideration	7.9	4.4	3.6
Restructuring charges	-	6.0	3.2
Include: Realized gain (loss) on currency forward contracts not included in operating income	-	(7)	7.4
Adjusted NOPAT	$50.3	$84.0	$125.1

Cash taxes attributable to current period (used in NOPAT)
Annual, in $ millions

	2013	2014	2015
Cash taxes paid in the current period	$13.7	$18.5	$14.3
Less: cash taxes related to prior periods	(0.5)	(6.5)	(5.5)
Plus: cash taxes attributable to the current period but not yet paid	2.9	6.0	6.7
Plus: cash impact of excess tax benefit on equity awards attributable to current period	$1.4	$5.6	12.9
Less: installment payment related to the transfer of IP in a prior year	$(3.4)	$(3.4)	(3.4)
Cash taxes attributable to current period	$14.0	$20.1	$25.0

APPENDIX A
CIMPRESS N.V.
2016 PERFORMANCE EQUITY PLAN

1.	Purpose
The purpose of this 2016 Performance Equity Plan (the “Plan”) of Cimpress N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate individuals who are expected to make important contributions to the Company and by providing such individuals with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such individuals with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Company’s Supervisory Board.

2.	Eligibility
All of the Company’s employees, officers and directors, including members of the Company’s Management Board and Supervisory Board, as well as consultants and advisors to the Company (as the terms “consultants” and “advisors” are defined and interpreted for purposes of Form S-8 under the United States Securities Act of 1933, as amended, or any successor form), are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the award of performance share units as described in Section 5 (each an “Award”).

3.	Administration and Delegation

(a)Administration by Board. The Company’s Management Board and/or Supervisory Board, as may be permitted by applicable law in any particular instance (the “Board”), administers the Plan. The Board has authority to grant Awards and adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. The Board takes all actions and makes all decisions with respect to the Plan and any Awards in the Board’s discretion, and the Board’s actions and decisions are final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” mean the Board, a Committee or the officers referred to in Section 3(c), in the latter two cases to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)Delegation to Officers. Subject to any requirements of applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to eligible persons hereunder and to exercise such other powers under the Plan as the Board may determine. However, the Board shall fix the terms of Awards to be granted by such officers, the maximum number of Shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted. In addition, no officer may be authorized to grant such Awards to any (1) “executive officer” of the Company (as defined by Rule 3b-7 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (2) “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act), or (3) member of the Company’s Management Board or Supervisory Board.

4.	Shares Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares. Subject to adjustment under Section 7, the Company may make Awards under the Plan for up to 11,500,000 ordinary shares, €0.01 par value per share, of the Company (the “Shares”). Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares or treasury Shares, at the sole discretion of the Board.

(2)Share Counting. For purposes of counting the number of Shares available for the grant of Awards under the Plan under this Section 4(a), the following provisions apply:

(A)If any Award (i) expires or is terminated, surrendered, canceled or forfeited in whole or in part (including as the result of Shares subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Shares not being issued, the unused Shares covered by such Award will again be available for the grant of Awards; and

(B)Shares that a Participant delivers to the Company (whether by actual delivery or attestation) to satisfy tax withholding obligations (including Shares retained from the Award creating the tax obligation) are not added back to the number of Shares available for the future grant of Awards.

(b)Per Participant Limit. Subject to adjustment under Section 7, the maximum number of Shares with respect to which the Company may grant Awards to any Participant under the Plan is 3,000,000 per fiscal year. The Company shall construe and apply the per Participant limit described in this Section 4(b) consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.	Performance Share Units

(a)General. Subject to the terms and conditions of the Plan, the Board may grant Awards of performance share units as described in the Plan (each unit, a “PSU”).

(b)Terms and Conditions for All PSUs. The Board shall determine the terms and conditions of each Award, including the conditions for vesting, payout and forfeiture and the issue price, if any. Such terms and conditions of Awards shall incorporate, among others, the terms set forth in Schedule 1 attached hereto. In addition:

(1)Settlement. Upon the satisfaction of any service-based vesting conditions and the achievement of objective, predetermined levels of the three-year moving average of the Company share price set forth in the agreement with respect to any Award, the Participant is entitled to receive from the Company with respect to each PSU the number of Shares specified in the Award agreement. If the Board determines that a PSU is to be settled by the issuance of authorized but unissued Shares, the Board may decide that the Shares so issued will be charged at the expense of the freely distributable reserves of the Company.

(2)Voting and Dividend Rights. A Participant has no voting rights with respect to any PSUs and no right to receive dividends or other distributions to shareholders with respect to any PSUs, in each case until becoming a holder of the Shares issuable under the PSUs.

(3)Fractional Shares. The Company shall not issue or deliver fractional Shares under the Plan. The Board shall determine whether cash or other property will be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

6.	Section 162(m) Provisions

(a)Section 162(m) Committee. Notwithstanding anything to the contrary herein, only the Company’s Supervisory Board may make a grant of any Award to a Covered Employee (as defined below) that is intended to qualify, in whole or in part, as “performance-based compensation” under Section 162(m), or if the Supervisory Board contains any directors who are not “outside directors” as defined by Section 162(m), then a Committee of the

Supervisory Board composed solely of at least two outside directors may make grants of such Awards to Covered Employees. In the case of such Awards granted to Covered Employees, references to the Board are treated as referring to the Supervisory Board or such a Committee. A “Covered Employee” means any person who is, or who the Board in its discretion determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(b)Establishment of Performance Measures. The Board shall set the performance measures for any Award that is intended to qualify as “performance-based compensation” under Section 162(m) within the time period prescribed by, and otherwise in compliance with the requirements of, Section 162(m). The Board shall specify that the degree of granting, vesting and/or payout is subject to the achievement of one or more objective performance measures established by the Board that are based on the relative or absolute attainment of objective, predetermined levels of share price. Such goals may be absolute in their terms or measured against or in relationship to other companies, and may be based on the three-year moving average per share rather than on spot (daily) share prices. Such performance measures may vary by Participant and may be different for different Awards, may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works, and may cover such period as may be specified by the Board. However, in no case shall performance measures be less stringent than those provided in Schedule 1.

(c)Adjustments. With respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), the Board may adjust downwards, but not upwards, the number of Shares payable pursuant to such Award, and the Board may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a Change in Control as defined in Section 7, below.

(d)Other. The Board has the power to impose such other restrictions on Awards intended to qualify as “performance-based compensation” under Section 162(m), as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of Section 162(m).

7.	Adjustments for Changes in Shares and Certain Other Events

(a)For purposes of this Plan, a “Change in Control” means an event or occurrence set forth in any one or more of subsections (a)(1) or (a)(2) below, provided, however, that the event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership in a substantial portion of the assets of the Company, as defined in United States Treasury Regulations Section 1.409A-3(i)(5):

(1)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the Company’s then-outstanding ordinary shares (the “Outstanding Company Ordinary Shares”) or (y) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company; (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (a)(2) of this Section 7; or (v) any acquisition by Stichting Continuïteit Cimpress pursuant to the Call Option Agreement between the Company and Stichting Continuïteit Cimpress (formerly Stichting Continuïteit Vistaprint) dated November 16, 2009; or

(2)    the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately after such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately before such Business Combination, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed before the Business Combination).

(b)A Change in Control shall trigger a Performance Dependent Issuance as defined in Schedule 1 and, upon such a Change in Control, the sum of (i) 100% of the percentage of the PSUs that have satisfied the applicable service-based vesting conditions and (ii) 50% of the percentage of the then outstanding PSUs that have not satisfied the applicable service-based vesting conditions, shall be settled for the number of Shares determined per Schedule 1. The date of the Change in Control will become the Measurement Date, as defined in Schedule 1, even if the Change in Control occurs less than six years after the date of the Award. The percentage of the PSUs that has not satisfied the applicable service-based vesting conditions as of the Change in Control, after taking into account the first sentence of this paragraph, will be cancelled in connection with the Change in Control in exchange for no consideration and the Participant shall have no further rights with respect thereto. For clarity, unvested PSUs that have been canceled before the date of the Change in Control for any reason, including but not limited to the termination of a Participant’s employment or other relationship with the Company, are not considered outstanding and are not subject to clause (ii) of the first sentence of this paragraph.

(c)Upon any merger, consolidation, share exchange, reincorporation or other similar transaction which is not a Change in Control, the acquiring or succeeding corporation shall assume all Awards or substitute substantially equivalent awards. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, the Company shall appropriately and proportionately adjust (or make substituted Awards, if applicable) in the manner determined by the Board (i) the number and class of securities available under the Plan, (ii) the Share counting rules and sublimit set forth in Sections 4(a) and 4(b), (iii) the number and class of securities subject to each outstanding Award, and (iv) the performance measures to which outstanding Awards are subject.

8.	General Provisions Applicable to Awards

(a)Transferability of Awards. Except as the Board may, in its sole discretion but in compliance with all then-applicable laws and regulations including, without limitation, Section 409A of the Code and the Treasury Regulations issued thereunder, otherwise determine or provide in an Award agreement, the person who is granted an Award may not sell, assign, transfer, pledge or otherwise encumber such Award, either voluntarily or by operation of law, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.

(b)Documentation. Each Award is evidenced in such form (written, electronic or otherwise) as the Board determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Board Discretion. The terms of each Award need not be identical, the Board need not treat Participants uniformly, and the eligibility of an individual to receive an Award does not mean that he or she will receive an Award in any given fiscal year, or at all.

(d)Termination of Status. Unless otherwise provided herein or in the applicable Award agreement, the Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment (with or without cause) or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian, or estate or a beneficiary designated by the Participant to receive amounts due in the event of the Participant’s death may be entitled to rights under the Plan.

(e)Withholding. The Company has the right to deduct from all Award payments any taxes required to be withheld with respect to such payment. The Company may decide to satisfy the withholding obligations through additional withholding on salary, wages or other compensation or amounts owed to the Participant. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any Shares on vesting, satisfaction of performance criteria, or payout of an Award, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Shares, including Shares retained from the Award creating the tax obligation, valued at their fair market value (determined by (or in a manner approved by) the Company). However, except as otherwise provided by the Board, the total tax withholding where Shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain Shares having a fair market value (determined by (or in a manner approved by) the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of Shares (up to the number of Shares having a fair market value equal to the maximum individual statutory rate of tax (determined by (or in a manner approved by) the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. The Company (i) makes no representations or undertaking regarding the tax consequences to any Participant with respect to any Award and (ii) does not commit to structure the terms of the Award to reduce or eliminate the Participant’s liability for taxes.

(f)Amendment of Award. Subject to the terms of the Plan, the Board may amend, modify or terminate any outstanding Award, provided that the Participant’s consent to such action is required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the action is permitted under Section 7.

(g)Conditions on Delivery of Shares. The Company is not obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company; (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations; and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

9.	Miscellaneous

(a)No Right To Employment or Other Status. No person has any claim or right to be granted an Award under the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Shareholder; Clawback Policy. Subject to the provisions of the applicable Award, no Participant or beneficiary has any rights as a shareholder with respect to any Shares to be issued with respect to an Award until becoming the record holder of such Shares. In accepting an Award under the Plan, a Participant shall agree to be bound by any clawback policy the Company may adopt in the future.

(c)Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions by adopting supplements to the Plan or in the Award agreements evidencing the Awards (in either case a “Sub-Plan”) containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. Any Sub-Plan adopted by the Board is deemed to be part of the Plan, but each Sub-Plan applies only to Participants within the affected jurisdiction and the Company is not required to provide copies of any Sub-Plan to Participants in any jurisdiction that is not the subject of such Sub-Plan.

(d)Effective Date and Term of Plan. The Plan becomes effective on the date the Plan is approved by the Company’s shareholders and has a term of ten years from the date of shareholder approval, provided that Awards granted prior to such date may extend beyond that date.

(e)Amendment or Termination of Plan. The Board may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment is effective without the approval of the Company’s shareholders if such approval is necessary to comply with the applicable provisions of Section 162(m) or other applicable laws or stock exchange rules or regulations.

(f)Priority of Participant Claims. The Plan is unfunded and does not create (and is not construed to create) a trust. The Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any right by virtue of being granted an Award under the Plan, such right (unless otherwise determined by the Board) is no greater than the right of an unsecured general creditor of the Company.

(g)Compliance with Section 409A of the Code. This Plan is intended to be exempt from or to comply with Section 409A of the Code relating to nonqualified deferred compensation and all terms used herein shall be interpreted consistently therewith. For purposes of Section 409A of the Code, each payment payable under an Award granted hereunder is treated as separate payment. Neither the vesting nor the settlement of any Award may be accelerated or deferred unless permitted or required by Section 409A of the Code. Except as provided in an individual Award agreement initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, the Company shall not pay such portion of the payment, compensation or other benefit before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Section 409A of the Code may then permit. The Company shall pay to the Participant in a lump sum on the New Payment Date the aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and such New Payment Date , and shall pay any remaining payments on their original schedule. Notwithstanding the foregoing, neither the Company nor any of its officers, members of the Board, directors, employees, agents or affiliates has any liability if an Award hereunder is not exempt from or does not comply with Section 409A of the Code.

(h)Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a member of the Board, director, officer, employee or agent of the Company is liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor is any such individual personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company shall indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i)Governing Law. The provisions of the Plan and all Awards made hereunder are governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles.

Schedule 1
Terms and conditions of Awards granted under the Plan

Each PSU represents a right to receive between 0 and 2.5 Shares upon the satisfaction of both (A) service-based vesting and (B) performance conditions relating to the compound annual growth rate (“CAGR”) of the three-year moving average daily price per Share (“3YMA”). The issuance of Shares pursuant to a PSU upon satisfaction of both conditions A and B listed below is a “Performance Dependent Issuance.”
If the Shares trade on a national securities exchange, then the Company shall use the daily closing sale prices as officially quoted (for the primary trading session) for the last three years to determine the share prices of the Shares for the purpose of calculating the 3YMA. If the Shares are not publicly traded, then the Board shall determine the method for determining the share price.
A.    Service-based Vesting
Except as the Board may otherwise determine in its discretion, each Award granted to employees will vest no faster than 25% per year over four years so long as the Participant continues to provide services to the Company as of the applicable vesting date. PSU vesting dates are the date(s) when the Participant gains the right to a future Performance Dependent Issuance with respect to the PSUs that have satisfied the service-based vesting condition, subject to achievement of the performance conditions described below.
If a Participant terminates his or her employment or other service relationship with the Company or the Company terminates the Participant’s employment or other service relationship with the Company other than for cause (as defined in the applicable Award agreement), the Participant retains only those PSUs that have vested as of his or her termination date. All of the Participant’s unvested PSUs are cancelled as of his or her termination date
B.    3YMA Performance
For each Award, the Company shall calculate a baseline 3YMA as of a specified date at the time of grant (the “Baseline Date”) for the purposes of establishing the number of PSUs to be granted and establishing the baseline against which future performance is measured.
At each of the sixth through tenth anniversaries of the Baseline Date (each such date a “Measurement Date”) until such time as the Performance Dependent Issuance for that Award takes place, the Company shall measure the 3YMA. If the 3YMA CAGR on a Measurement Date, relative to the 3YMA on the Baseline Date, equals or exceeds the minimum CAGR set forth in the tables below, then at the first such Measurement Date the Company shall issue to the Participant the number of Shares determined by multiplying the number of vested PSUs in the Award by the percentage based on the level of performance as set forth below.

Table 1
Applies to the 6th-10th anniversaries of the Baseline Date

CAGR as of the Measurement Date	Multiplier to the number of PSUs subject to the Award
11 to 11.99%	125.0%
12 to 12.99%	137.5%
13 to 13.99%	150.0%
14 to 14.99%	162.5%
15 to 15.99%	175.0%
16 to 16.99%	187.5%
17 to 17.99%	200.0%
18 to 18.99%	212.5%
19 to 19.99%	225.0%
20% to 25.8925%	250.0%
25.8925% or above	Variable Cap (as defined below)

The last row of Table 1 applies a limit (the "Variable Cap") to the 3YMA value of the share issuance (defined as the number of Shares to be issued multiplied by the 3YMA at the Measurement Date on which the Performance Dependent Issuance is triggered) to a maximum of ten times the 3YMA grant value of the Award (defined as the number of PSUs granted multiplied by the 3YMA on the Baseline Date). Therefore, in cases of a 3YMA CAGR above 25.8925%, the Variable Cap (which shall be less than 250.0%) will be applied in order to achieve the fixed ten times maximum 3YMA value of the share issuance. The actual closing price of the Shares issued upon the Performance Dependent Issuance may be higher or lower than the 3YMA used to calculate the number of Shares issued at such time.
If the 3YMA does not reach at least 11% CAGR on any Measurement Date corresponding to the sixth to ninth anniversaries of the Baseline Date, then on the Measurement Date corresponding to the tenth anniversary of the Baseline Date, the Company shall use Table 2 below instead of Table 1.
Table 2
Applies to the 10th anniversary of the Baseline Date
or to a Change in Control

CAGR as of the Measurement Date	Multiplier to the number of PSUs subject to the Award
11% & higher	Same as the table above
10 to 10.99%	112.5%
9 to 9.99%	100.0%
8 to 8.99%	87.5%
7 to 7.99%	75.0%
Less than 7%	0%

If none of the CAGR performance goals are achieved by the Measurement Date corresponding to the tenth anniversary of the Baseline Date, then the Award terminates and no Shares are issued with respect to the Award.

Table 2 shall apply in a Change in Control except that the actual price paid per Share to holders of the Company’s Shares in connection with the Change in Control, as reasonably determined by the Board, (not the 3YMA at the date of the Change in Control) shall be used to calculate the CAGR as of the Measurement Date corresponding to the Change in Control relative to the 3YMA on the Baseline Date.

APPENDIX B

Amended and Restated
Remuneration Policy

Introduction
This document is the remuneration policy applicable to the Management Board of Cimpress N.V. (including any successor entity, collectively the “Company”) as adopted by the Company’s shareholders on August 28, 2009 and amended on May [___], 2016.
Remuneration Policy
Our success is dependent on our ability to attract and retain top talent and to motivate that talent to achieve outstanding long-term performance. We seek to build a strong leadership team that sets and communicates a compelling, common vision for our future, and that is capable of leading the organization so as to achieve aggressive strategic, operational and financial objectives.
The Supervisory Board approves the compensation and benefits of all Management Board members taking into consideration the recommendations of the Compensation Committee of the Supervisory Board. In accordance with the Compensation Committee’s charter, the Committee establishes Cimpress’ compensation programs, exercises oversight with respect to the payment of annual base salaries, annual bonus incentives, long-term incentives and benefits to Cimpress’ executive officers, and makes recommendations to the Supervisory Board.
The Compensation Committee has established a “pay for performance” model for our Management Board. The Management Board members have a significant portion of their compensation at risk (defined as pay that is either subject to performance requirements and/or service requirements) through our short and long-term incentive programs.
The Company’s Remuneration Policy is based on the following guiding principles:

•	Enable us to attract and retain superior talent

•	Provide competitive incentives to motivate people toward their highest performance

•	Provide mechanisms that result in remuneration above peer averages as a means to reward extraordinary performance and below peer averages in the absence of extraordinary performance

•	Promote fair and equitable treatment relative to rewards, considering both internal and external comparisons

•	Align executive and shareholder interests by utilizing compensation vehicles and program structure that reward long-term shareholder value creation

•
Evaluate and refine all compensation programs in light of the Company’s strategic direction and life cycle stage, external market data, the practices of companies of a similar size and profile (“peers”), the Company’s overall remuneration policies and the overall affordability of compensation packages.

Principle Components of Compensation
The principal elements of our executive compensation program for the Management Board may consist of some or all of base salary, annual or special-purpose incentives, and long-term incentives.
The Company’s Long-Term Incentive Program is designed to focus our executives on long-term performance and align their interests with those of our shareholders. Management Board members and our other employees may be granted long-term incentives at the time of hire, annually as part of a retention grant program or ad-hoc in recognition of special achievements.
The Company may utilize equity-based compensation vehicles such as share options, restricted share units, performance share units, and other equity-based awards to compensate members of the Management Board. With respect to share options granted to Management Board members, the maximum term of each such share option is

10 years, although options with shorter terms may be granted, and the exercise price must be equal to or greater than the fair market value of the Company’s ordinary shares on the date of grant.
Management Board members may also participate in long-term incentive cash programs established by the Compensation Committee from time to time. The Company may utilize cash awards that are paid based on continued employment over multiple years and/or sustained operational excellence measured in specific financial or other goals. Long-term cash awards may have multi-year performance cycles based on performance or other criteria determined by the Supervisory Board based on the Compensation Committee’s recommendations.
Benefits
The Supervisory Board shall provide Management Board members with similar levels of health and welfare benefits (such as medical, dental, vision, life insurance, disability, etc.) as those provided to other employees based in their respective geographic locations. The Management Board members are also eligible to participate in the Company’s retirement benefits plans provided to employees in their respective geographic locations. If the Company offers additional benefits in the future to its broad-based employees or to Management Board members in particular (whether or not such benefits are available to all employees), then the Management Board members may participate in such additional benefits, to the extent applicable, unless the Supervisory Board determines otherwise.
Retention Contracts
Management Board members may have retention agreements that provide a severance payment in the event the executive is terminated by the Company without cause or if the employee terminates for good reason or change in control. The severance payments and any benefits associated with the retention agreements are to be aligned with competitive practice of companies whose shares are publicly traded on U.S. stock exchanges and who are of a similar size to the Company, and must be approved by the Supervisory Board of the Company.
No Personal Loans; Advances and Guarantees
The Company may not provide any type of personal loans to Management Board members. The Company may provide guarantees or make advances to Management Board members, only to the extent permitted by applicable law and only in the ordinary course of business and subject to the Supervisory Board’s approval; provided that this paragraph does not prohibit reasonable and customary benefits.

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CIMPRESS N.V.

IMPORTANT EXTRAORDINARY GENERAL MEETING INFORMATION

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Extraordinary General Meeting Proxy Card

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Proxy — CIMPRESS N.V.

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT BOARD

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS – MAY 27, 2016

The undersigned, revoking all prior proxies, hereby appoints Robert Keane, Lawrence Gold and Kathryn Leach and each of them with full power of substitution, as proxies to represent and vote as designated hereon, all ordinary shares of Cimpress N.V. (the "Company") that the undersigned would be entitled to vote if personally present at the Extraordinary General Meeting of Shareholders of the Company on Friday, May 27, 2016, at the offices of Stibbe, Strawinskylaan 2001, 1077 ZZ Amsterdam, the Netherlands commencing at 7:00 p.m. Central European Time and any adjournments thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

ATTENDANCE OF THE UNDERSIGNED AT THE EXTRAORDINARY GENERAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING, SIGNS AND DELIVERS A PROXY WITH A LATER DATE, OR VOTES IN PERSON AT THE MEETING.